Exhibit 99.3

PRO FORMA VALUATION REPORT

CARROLL BANCORP, INC.

Sykesville, Maryland

PROPOSED HOLDING COMPANY FOR:

CARROLL COMMUNITY BANK

Sykesville, Maryland

Dated As Of:

February 25, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

February 25, 2011

Board of Directors

Carroll Community Bank

1321 Liberty Road

Sykesville, Maryland 21784

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below. This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”) which are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the Maryland Office of the Commissioner of Financial Regulation (“OCFR”) in the absence of separate written valuation guidelines. Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Carroll Community Bank (“Carroll Community” or the “Bank”) have adopted a plan of conversion. Pursuant to the plan of conversion, the Bank will convert from the mutual form of organization to a fully stock form and become a wholly owned subsidiary of Carroll Bancorp, Inc. (“Carroll Bancorp” or the “Company”) a newly formed Maryland corporation. The Company will own all of the outstanding shares of the Bank. Following the completion of the offering, Carroll Bancorp will be a bank holding company, and its primary regulator will be the Federal Reserve.

Pursuant to the plan of conversion, the Company will offer its stock in a subscription offering to Eligible Account Holders of the Bank, Tax-Qualified Plans, Supplemental Eligible Account Holders, and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

At this time, no other activities are contemplated for Carroll Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Carroll Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 25, 2011

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing the Appraisal, we have reviewed Carroll Bancorp’s and the Bank’s regulatory applications, including the prospectus as filed with the OCFR and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Carroll Community’s management; Stegman & Company, the Bank’s independent auditor; Ober Kaler, Carroll Community’s conversion counsel; and Stifel Nicolaus Weisel, which has been retained as the financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Carroll Community operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions, generally, and analyzed the potential impact of such developments on Carroll Community and the industry as a whole; to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Carroll Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Carroll Community’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Carroll Community’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or

Board of Directors

February 25, 2011

liabilities of the Bank. The valuation considers Carroll Community only as a going concern and should not be considered as an indication of the Bank’s liquidation or control value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Carroll Community intends to remain an independent institution and there are no current plans for selling control as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 25, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $3,900,000 at the midpoint, equal to 390,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $3,315,000 and a maximum value of $4,485,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 331,500 at the minimum and 448,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $5,157,750 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 515,775.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Carroll Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the consolidated financial condition and operations of Carroll Bancorp as of or for the periods ended December 31, 2010, the date of the financial data included in the prospectus.

Board of Directors

February 25, 2011

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Carroll Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Carroll Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ James J. Oren
James J. Oren
Director

RP® Financial, LC.

TABLE OF CONTENTS

Carroll Community Bank

Sykesville, Maryland

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.3
Income and Expense Trends	I.8
Interest Rate Risk Management	I.11
Lending Activities and Strategy	I.13
Loan Originations and Sales	I.16
Asset Quality	I.16
Funding Composition and Strategy	I.17
Legal Proceedings	I.17

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.2
Interest Rate Environment	II.3
Market Area Demographics	II.5
Regional/Local Economy	II.7
Major Market Area Employment Sectors	II.8
Unemployment Rates and Trends	II.9
Market Area Deposit Characteristics and Trends	II.10
Competition	II.11

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.8
Loan Composition	III.11
Credit Risk	III.13
Interest Rate Risk	III.13
Summary	III.16

RP® Financial, LC.

TABLE OF CONTENTS

Carroll Community Bank

Sykesville, Maryland

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.9
A. The Public Market	IV.9
B. The New Issue Market	IV.15
C. The Acquisition Market	IV.17
8. Management	IV.17
9. Effect of Government Regulation and Regulatory Reform	IV.19
Summary of Adjustments	IV.19
Valuation Approaches	IV.19
1. Price-to-Earnings (“P/E”)	IV.21
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.23
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.24

RP® Financial, LC.

LIST OF TABLES

Carroll Community Bank

Sykesville, Maryland

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	I.4
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Major Market Area Employers	II.8
2.3	Primary Market Area Employment Sectors	II.9
2.4	Unemployment Data	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Counties Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Inc as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.15

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Comparatives	IV.18
4.4	Valuation Adjustments	IV.19
4.5	Public Market Pricing	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Carroll Community is a state chartered mutual savings bank headquartered in Sykesville, Carroll County, Maryland. Operating in the suburban region west of Baltimore City, the Bank maintains one other branch office in northern Carroll County, and considers the primary market area to include Howard County, located south of Carroll County. A map of the Bank’s branch offices provided in Exhibit I-1. Carroll Community is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the FDIC. At December 31, 2010, Carroll Community had $95.6 million in assets, $84.8 million in deposits and total equity of $5.8 million, equal to 6.04% of total assets. Carroll Community’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

The Board of Directors of Carroll Community has adopted a plan of conversion, pursuant to which the Bank will convert from the mutual form of organization to a fully stock form and become a wholly owned subsidiary of Carroll Bancorp, Inc. (“Carroll Bancorp” or the “Company”) a newly formed Maryland corporation. Carroll Community will become a state-chartered commercial bank. The Company will own all of the outstanding shares of the Bank. Following the completion of the offering, Carroll Bancorp will be a bank holding company, and its primary regulator will be the Federal Reserve.

Carroll Bancorp will offer its common stock in a subscription offering to Eligible Deposit Account Holders, Tax-Qualified Plans including Carroll Community’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Deposit Account Holders and other members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Carroll Community and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for Carroll Bancorp other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan (“ESOP”)

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

and reinvestment of the proceeds that are retained by the Company. In the future, Carroll Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Carroll Community has been serving the Carroll and Howard County region of central Maryland since its founding in 1870. Following a long history of serving the City of Sykesville in southern Carroll County, the Bank expanded the market area coverage through the opening of a branch office in Westminster, Maryland in northern Carroll County in 2004. Through 2008, Carroll Community followed a traditional thrift operating strategy, originating fixed rate first position mortgage loans secured by 1-4 family properties in the local market area surrounding the office locations. Funding was provided by a combination of retail certificates of deposit and savings accounts. The Bank became subject to a regulatory enforcement action, a Cease and Desist Order (the “C&D”), in 2007, which required Carroll Community to respond to and resolve certain deficiencies in various compliance, reporting and policies and procedure areas. In addition, the C&D required the Bank to employ a new President and CEO. In 2008, a new President/CEO was hired and the Bank’s operational mission was changed. The C&D was terminated by the regulatory authorities in June of 2010.

Since the hiring of the new President and CEO in late 2008, a new management team has been hired, including senior members of the lending and finance/accounting departments. The new management team has implemented a number of new strategies, including developing a commercial banking strategy, including expansion of commercial real estate lending activities, providing commercial banking products and services to the business community in the market area served, and use of technology to improve efficiencies of operations. An investment portfolio strategy has been implemented to provide additional returns on investments, while at the same time minimizing credit and interest rate risk. Such investments include tax-advantaged investments such as bank owned life insurance and municipal bonds. The Bank is also targeting growth in core deposits, which are lower cost and provide higher levels of fee income. The additional equity to be obtained through the mutual-to-stock conversion will enable additional retail growth and efficiency of operations. The Bank will consider other growth avenues such as branch or whole bank acquisitions.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

The equity from the stock offering will increase the Bank’s liquidity, leverage and growth capacity and the overall financial strength. Carroll Community’s higher capital position resulting from the infusion of stock proceeds is anticipated to reduce interest rate risk through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The increased equity is expected to reduce funding costs. The Bank will also be better positioned to pursue growth and revenue diversification. The projected use of proceeds is highlighted below.

•

The Company. The Company is expected to retain an estimated 15% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities, along with providing the funds for the employee stock ownership plan purchases. Over time, the funds may be utilized for various corporate purposes.

•

The Bank. A majority of the net conversion proceeds will be infused into the Bank as tier 1 capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will become part of general funds, pending deployment into loans and investment securities.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the most recent five fiscal years. During this period, Carroll Community’s total assets have increased at a 3.3% annual rate, with loans receivable, representing a majority of the asset base, increasing at a somewhat lower rate. Assets increased steadily from fiscal 2006 through 2008, funded with increasing levels of deposits and, in 2008, the use of borrowed funds. Assets have fluctuated in the most recent two fiscal years as the Bank has focused on efforts on resolving the regulatory issues related to the C&D, revamping the senior management team and implementing various products and services in connection with its new business strategy of operating as a full service community bank. In addition, lending activities have been limited as a result of limited loan demand in the current economic environment, and the somewhat higher levels of delinquent loans which have required management time and focus to resolve. Equity increased from fiscal 2006 through fiscal 2008, reflecting net profits and improvements in the market values of investment securities, and reached $6.2 million at December 31, 2010, or 6.42% of assets. In fiscal 2009 and 2010 Carroll Community recorded net losses due to additional loan loss provisions and higher operating expenses, which have reduced the equity base. A summary of Carroll Community’s key operating ratios for the past five years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Table 1.1

Carroll Community Bank

Historical Balance Sheet Data

											12/31/2006-
											12/31/2010
	As of December 31,										Annual.
	2006		2007		2008		2009		2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$84,006	100.00%	$93,125	100.00%	$96,311	100.00%	$93,519	100.00%	$95,590	100.00%	3.28%
Loans Receivable (net)	58,775	69.96%	60,019	64.45%	62,202	64.58%	56,210	60.11%	60,909	63.72%	0.90%
Cash and Equivalents	3,742	4.45%	12,497	13.42%	10,329	10.73%	18,674	19.97%	11,087	11.60%	31.20%
U.S. Govt. and Agencies Sec.	19,331	23.01%	18,948	20.35%	21,982	22.82%	1,691	1.81%	2,447	2.56%	-40.35%
Municipal Bonds	0	0.00%	0	0.00%	0	0.00%	0	0.00%	808	0.85%	NM
Mortgage-Backed Securities	0	0.00%	0	0.00%	0	0.00%	12,936	13.83%	15,472	16.19%	NM
FHLB, ACBB Stock	171	0.20%	150	0.16%	392	0.41%	464	0.50%	464	0.49%	28.38%
Fixed Assets	1,077	1.28%	1,023	1.10%	1,032	1.07%	1,003	1.07%	1,514	1.58%	8.90%
BOLI	0	0.00%	0	0.00%	0	0.00%	1,356	1.45%	1,413	1.48%	NM
Other Assets	911	1.08%	488	0.52%	374	0.39%	1,183	1.27%	1,475	1.54%	12.79%
Deposits	$78,543	93.50%	$87,110	93.54%	$84,930	88.18%	$82,425	88.14%	$84,767	88.68%	1.92%
FHLB Advances	0	0.00%	0	0.00%	5,000	5.19%	5,000	5.35%	5,000	5.23%	NM
Other Liabilities	7	0.01%	2	0.00%	148	0.15%	80	0.09%	46	0.05%	60.64%
Equity	$5,457	6.50%	$6,013	6.46%	$6,233	6.47%	$6,013	6.43%	$5,777	6.04%	1.44%
Loans/Deposits		74.83%		68.90%		73.24%		68.20%		71.86%
Offices Open	2		2		2		2		2

(1)	Ratios are as a percent of ending assets.

Source: Audited financial statements; RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The Bank’s loan portfolio totaled $60.9 million, or 63.7% of assets at December 31, 2010, an increase from $56.2 million, or 60.1% of assets one year earlier. From fiscal 2006 through 2010 Carroll Community’s loans/assets ratio declined, reflecting asset growth that exceeded the rate of growth in loans. The combination of the increase in loans receivable and use of borrowings beginning in fiscal 2008 resulted in the loans/deposits ratio decreasing from 75.01% at December 31, 2006 to 71.86% at December 31, 2010.

Carroll Community’s loan portfolio reflects the Bank’s historical concentration in 1-4 family residential first mortgage lending for portfolio, as these loans comprised 80.83% of total loans as of December 31, 2010. At that date, the loan portfolio contains a level of diversification into other loan types, including commercial real estate/multi-family (10.97% of total loans) and home equity (6.31% of total loans), along with minimal amounts of construction/land, commercial business and consumer loans. As of December 31, 2010, loans other than 1-4 family residential first mortgage loans equaled $11.8 million, or 19.17% of total loans, versus $8.8 million, or 15.58% of total loans as of December 31, 2009. The most significant growth in loans other than 1-4 family residential first mortgage loans consisted of commercial real estate/multi-family loans, which increased by $4.6 million over this one year time period. The balances of home equity and home equity lines of credit totaled $3.9 million at December 31, 2010 versus $5.1 million as of one year earlier as the Bank has not emphasized these loan types in the current economic and housing environment. The residential mortgage loan portfolio consists primarily of fixed rate loans, based on historical customer demand, and as the Bank does not offer adjustable rate loans. The majority of the 1-4 family residential first mortgage loans conform to secondary market standards, and the Bank does not maintain a portfolio of loans serviced for others.

The intent of the Bank’s cash and investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Carroll Community’s cash operating needs and credit and interest rate risk objectives. Historically, the level of cash and equivalents was limited as most available funds were invested in whole loans receivable and investment securities. As of December 31, 2006, cash and equivalents were a minimal $3.5 million, or 4.2% of assets. Since fiscal 2007, cash and equivalents have comprised a larger portion of the asset base, and ranged from a low of $10.3 million, or 10.7% of assets as of December 31, 2008 to a high of $18.7 million, or 20.0% of assets as of December 31, 2009. This generally higher level of liquidity has been present due to several factors, including the borrowings that were taken down in fiscal 2008, the lack of attractive investment alternatives

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

given the very low interest rate environment of the past two years, the senior management turnover in 2009 which limited the lending activities of the Bank, and the generally low loan demand that has been prevalent during the economic recession of 2008 through 2010. As of December 31, 2010 the Bank’s portfolio of cash and cash equivalents totaled $11.1 million, equal to 11.6% of assets.

The investment securities portfolio, which includes U.S. government securities, mortgage-backed securities (“MBS”) and municipal bonds, totaled $18.7 million or 19.6% of assets as of December 31, 2010. The U.S. government securities and MBS are classified as available-for-sale (“AFS”), while the municipal bonds were classified as held-to-maturity (“HTM”). As of December 31, 2010, the AFS portfolio had an unrealized pre-tax gain of $48,832, while the HTM portfolio had an unrealized pre-tax loss of $32,221. Historically, the investment securities portfolio was limited to U.S. government and agency securities. The new senior management team, beginning in late 2008, implemented a strategy to diversify the investment portfolio into MBS and other investments such as municipal bonds. The MBS portfolio ($15.5 million as of December 31, 2010) includes securities issued by Freddie Mac, Fannie Mae and Ginnie Mae, and the securities are generally shorter-term fixed rate (less than 15 years to maturity and average lives of less than five years) so that the future cashflows from the securities can be reinvested into whole loans. The low risk U.S. government securities totaled $2.4 million as of December 31, 2010 and consisted of securities with terms of up to 10 years. Beyond these investments, the Bank held $0.8 million of municipal bonds that provide tax advantaged income and represent investments in local communities in line with the focus as a community bank. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans. Details of the Banks investment securities portfolio are presented in Exhibit I-4.

Carroll Community is a member of the FHLB of Atlanta and Atlantic Central Bankers Bank, both of which require a stock investment. As of December 31, 2010, such investment totaled $464,000, or 0.5% of assets.

The Bank owns the headquarters office in Sykesville and leases the Westminster branch office. Both offices have drive-through facilities. The total investment in fixed assets was $1.5 million as of December 31, 2010, an increased from one year earlier, as during fiscal 2010 the Westminster office was moved to a shopping center location and upgraded in terms of furniture, fixtures and equipment. Additional investment for this renovation and improvement of the branch office was approximately $500,000.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Reflecting the generally strong asset quality of the Bank, the balance of real estate owned (“REO”) was a minimal $190,000 or 0.2% of assets at December 31, 2010. The REO consisted of a single construction/development property. Gaining ownership of this allows the Bank to dispose of such assets in a manner that is most beneficial to the Bank and its financial condition. Historical balances of REO have been minimal.

As of December 31, 2010, Carroll Community held a balance of bank owned life insurance (“BOLI”) equal to $1.4 million. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

Over the past five years, Carroll Community’s funding needs have been provided by retail deposits, the addition of $5.0 million of borrowings in fiscal 2008, and retained earnings. Similar to the trend in assets, the balance of the Bank’s deposits has fluctuated over the five year period shown in Table 1.1, reaching a high of $86.5 million as of December 31, 2007 and declining to $84.8 million as of December 31, 2010. Based on the use of borrowings since fiscal 2008, the proportion of assets funded with deposits has declined from 93.49% at December 31, 2006 to 88.68% at December 31, 2010. The Bank maintains a concentration of deposits in certificates of deposit and savings accounts, together which comprised 92.6% of deposits at December 31, 2010. Fee income from these account types is general low, restricting the level of non-interest income generated from the deposit base. Carroll Community added $5.0 million of borrowings to the balance sheet in 2008 in order to fund additional earning assets. The borrowing, a single FHLB fixed rate, fixed term advance, carried a rate of 2.29% as of December 31, 2010 and a maturity date of August 2018.

The balance of equity increased between fiscal 2006 and 2009 as the Bank recorded profitable operations and experienced an increase in the fair value adjustments of the investment securities portfolio classified as AFS. The net losses recorded in the most recent two fiscal years have reduced the equity base to $5.8 million, or 6.04% of assets as of December 31, 2010. All of the Bank’s equity is tangible, and the Bank maintained surpluses relative to all of its regulatory capital requirements at December 31, 2010. The pro forma return on equity (“ROE”) is expected to initially decline given the increased equity position.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Income and Expense Trends

Table 1.2 presents the Bank’s income and expense trends over the past five fiscal years. The Bank has recorded a decreasing level of profitability over this time period, ranging from a high of $261,000 or 0.31% of average assets for fiscal 2006, to a low of a net loss of $136,000, or 0.14% of average assets for fiscal 2010. The income statement has been affected to an extent by non-operating income or expense related to gains or losses on the sale of investment securities over the past five years. Net interest income and operating expenses represent the primary components of the Bank’s income statement. Other revenues for the Bank are relatively minor and consist of customer service fees and charges on the deposit base and more recently, income from the BOLI investment. The level of loan loss provisions due to the prevailing economic trends has also affected the level of net income in the most recent three fiscal years.

The Bank’s net interest income to average assets ratio increased from a low of 1.71% during 2007 to 2.46% during 2010, reflecting market trends in interest rates over that time period, along with the impact of the Bank’s operating strategies. The declining and low interest rate environment that has existed since early 2008 has resulted in a sharp decline in overall interest expense levels. This has been enabled by the limited growth strategy followed by the Bank, which has allowed Carroll Community to limit the pricing of deposit products in the marketplace. As shown in Table 1.2, the interest expense ratio has declined from 3.69% for fiscal 2007 to 1.67% in fiscal 2010, a reduction of 202 basis points. Over the same time period, the level of interest income has also declined as a percent of average assets, from 5.39% for fiscal 2007 to 4.13% for fiscal 2010, a decline of 126 basis points. The interest income ratio has been supported by the presence of fixed rate residential loans in portfolio, and more recently, the increase in loans in fiscal 2010, which has included higher yielding commercial real estate loans. The Bank’s level of interest income has also been supported by the relatively modest level of non-accruing loans, which would act to reduce the level of interest income recognized. The Bank’s interest rate spreads and yields and costs for the past three years are set forth in Exhibits I-3 and I-5.

Non-interest operating income is a relatively modest contributor to the revenue base of Carroll Community, and has ranged from 0.11% of average assets in fiscal years 2008 and 2009 to 0.16% of average assets in fiscal 2010. The non-interest operating income ratio is limited primarily because of the low level of diversification of operations, the low level of fee

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Table 1.2

Carroll Community Bank

Historical Income Statements

	For the Fiscal Year Ended September 30,
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$4,477	5.33%	$4,777	5.39%	$4,846	5.12%	$4,089	4.32%	$3,903	4.13%
Interest Expense	(2,787)	-3.32%	(3,264)	-3.69%	(3,033)	-3.20%	(2,132)	-2.25%	(1,581)	-1.67%

Net Interest Income	$1,690	2.01%	$1,513	1.71%	$1,813	1.91%	$1,957	2.07%	$2,322	2.46%
Provision for Loan Losses	(20)	-0.02%	0	0.00%	(236)	-0.25%	(429)	-0.45%	(378)	-0.40%

Net Interest Income after Provisions	$1,670	1.99%	$1,513	1.71%	$1,577	1.67%	$1,528	1.62%	$1,944	2.06%
Other Income	$100	0.12%	$111	0.12%	$108	0.11%	$100	0.11%	$154	0.16%
Operating Expense	(1,279)	-1.52%	(1,345)	-1.52%	(1,537)	-1.62%	(2,281)	-2.41%	(2,591)	-2.74%

Net Operating Income	$491	0.58%	$279	0.31%	$149	0.16%	($653)	-0.69%	($493)	-0.52%
Gain(Loss) on Sale of Loans	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$3	0.00%
Gain(Loss) on Sale of Investments	(122)	-0.14%	0	0.00%	8	0.01%	655	0.69%	229	0.24%

Total Non-Operating Income/(Expense)	($122)	-0.14%	$0	0.00%	$8	0.01%	$655	0.69%	$232	0.25%
Net Income Before Tax	$369	0.44%	$279	0.31%	$157	0.17%	$2	0.00%	($261)	-0.28%
Income Tax Provision (Benefit)	(108)	-0.13%	(96)	-0.11%	(56)	-0.06%	2	0.00%	125	0.13%

Net Income (Loss)	$261	0.31%	$183	0.21%	$101	0.11%	$4	0.00%	($136)	-0.14%
Adjusted Earnings
Net Income	$261	0.31%	$183	0.21%	$101	0.11%	$4	0.00%	($136)	-0.14%
Add(Deduct): Net Gain/(Loss) on Sale	122	0.14%	0	0.00%	(8)	-0.01%	(655)	-0.69%	(232)	-0.25%
Tax Effect (2)	(41)	-0.05%	0	0.00%	3	0.00%	223	0.24%	79	0.08%

Adjusted Earnings	$341	0.41%	$183	0.21%	$96	0.10%	($428)	-0.45%	($289)	-0.31%
Expense Coverage Ratio (3)	132.1%		112.5%		118.0%		85.8%		89.6%
Efficiency Ratio (4)	71.5%		82.8%		80.0%		110.9%		104.6%
Effective Tax Rate (Cost) Benefit (5)	-29.3%		-34.5%		-35.5%		78.9%		48.0%

(1)	Ratios are as a percent of average assets
(2)	Assumes a 34% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as op. exp. divided by the sum of net int. inc. before prov. for loan losses plus other income (excluding net gains).
(5)	Based on reported financial statements.

Source: Audited financial statements & RP Financial calculations.

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generating deposit accounts (such as checking and non-interest bearing accounts), and the limited lending operations of the past several years. In addition, residential real estate lending does not generate the level of fees compared to commercial lending activities. The additional income generated from the investment in BOLI is part of the reason for the increase in non-interest income in fiscal 2010, along with various upward adjustments recently made to the fee structure of the Bank’s products and services. For fiscal 2010, non-interest income totaled $0.2 million, or 0.16% of average assets.

Operating expenses represent the other major component of the Bank’s income statement, ranging from a low of 1.52% of average assets during 2006 and 2007 to a high of 2.74% of average assets during fiscal 2010. Operating expenses totaled $2.6 million for fiscal 2010. The increase in the dollar amount of operating expenses since 2006 reflects general inflation, and more recently, the hiring of several mid- and senior level personnel in order to implement the planned community banking and commercial lending strategy. Additional expenses were incurred as a result of the establishment of an employee medical benefit plan for which the Bank subsidizes part of the medical premium payments. Prior to this, the Bank did not maintain any employee benefit plans in terms of medical insurance. In addition, higher expenses have been incurred in relation to the relocation and build-out of the Westminster branch office and FDIC deposit insurance premiums, among other miscellaneous expense areas. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.

The trends in the net interest income and operating expense ratios since fiscal 2006 have caused the expense coverage ratio (net interest income divided by operating expenses) to decline from a high of 132.1% in fiscal 2006 to a low of 89.6% in fiscal 2010. Similarly, Carroll Community’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has varied since fiscal 2006, and was 104.6% during fiscal 2010, a decline from a high of 110.9% in fiscal 2009. The increasing level of net interest income and non-interest income has partially assisted in maintaining the efficiency ratio. Going forward, the Bank believes the efficiency ratio should improve with continued efforts to control operating expenses and reinvestment of the offering proceeds.

As noted earlier, loan loss provisions increased beginning in fiscal 2008, reflecting the more challenging economic environment, an increase in problem assets, and the desire for

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improved reserve coverage ratios by the Bank. During fiscal years 2009 and 2010, the Bank incurred total loan loss provisions of $807,000, which allowed for an increase in the allowance for loan losses (“ALLL”) balance from $358,000 at December 31, 2008 to $675,000 as of December 31, 2010. Reflecting a recent increase in problem assets, chargeoffs have totaled $493,000 for the last two fiscal years. As of December 31, 2010, allowances for loan and lease losses (“ALLLs”) equaled 23.15% of non-accruing loans, 21.73% of non-performing assets, and 1.11% of net loans receivable. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past five years.

Non-operating income or expense items have had an increasing impact on the Bank’s income statement in the most two recent years and have consisted primarily of gains on the sale of investment securities. In fiscal years 2009 and 2010, the investment securities portfolio was revamped by the new president of the Bank, and based on securities purchased and sold, gains on sale totaled $884,000 over the two year period. Based on the recently enacted strategy of the origination and sale of fixed rate 1-4 family residential loans into the secondary market, Carroll Community recorded a modest amount of gains on the sale of loans in fiscal 2010.

The Bank’s income tax status has been impacted by the varying levels of income recorded over the past five years and by the recent investment in BOLI and municipal bonds. For fiscal years 2006 through 2008, Carroll Community recorded tax expense based on the then-current tax position of the Bank, averaging 33.1% over that time period. For fiscal years 2009 and 2010, Carroll Community recorded tax benefits based on the recorded taxable loss. The effective tax rates (benefits) for fiscal 2009 and 2010 were 78.9% and 48.0%, respectively. The Bank’s marginal effective statutory tax rate approximates 34%, and this is the rate utilized to calculate the net reinvestment benefit from the offering proceeds.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the shorter-term and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that prevailed during 2006 and the first half of 2007 in which the yield curve was inverted due to short-term interest rates increasing to levels that exceeded the yields earned on longer-term Treasury bonds. Carroll Community measures its interest rate risk exposure by use of a third party vendor which calculates changes in cumulative gap positions, net interest income, net income and the economic value of equity

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(“NPV”) under assumed and instantaneous changes in the U.S. treasury yield curve. Utilizing figures as of December 31, 2010, based on a 2.0% instantaneous and sustained increase in interest rates, the third party NPV model indicates that the Bank’s NPV would decrease by 37.6% (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. Carroll Community manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of shorter term and adjustable rate loans. These lending strategies include the recently enacted commercial real estate lending, which consists primarily of loans with five year balloon features. As of December 31, 2010, of the Bank’s total loans due after December 31, 2011, ARM loans comprised 5.07% of those loans (see Exhibit I-8). However, as noted above, an increasing portion of the loan portfolio consists of commercial real estate loans with balloon terms. In addition, the investment securities portfolio is being more closely managed in terms of limiting interest rate risk through the purchase of shorter term or average life securities. Due in part to limited quality lending opportunities, the level of short-term and overnight cash equivalents has increased. Although this has limited the interest income earned on these assets, these assets have shortened the overall duration of the asset base.

On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a notable balance of savings account deposits, which are lower cost and less interest rate sensitive funds, while maintaining a base of interest-free equity. Transaction and savings accounts comprised 53.5% of the Bank’s deposits at December 31, 2010. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of

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assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

The principal lending activity of Carroll Community has been the origination of 1-4 family residential first and second position mortgage loans and, more recently, to an increasing extent, commercial and multi-family real estate loans. Originations of other loan types, including construction/land, commercial non-real estate and consumer loans have been relatively minor in recent periods. Details of the Bank’s loan portfolio composition are shown in Exhibit I-9, while Exhibit I-10 provides details of the Bank’s loan portfolio by contractual maturity date.

Residential Real Estate Lending

Carroll Community has historically engaged in the origination of fixed rate first mortgage loans secured by traditional 1-4 family residential owner-occupied and non-owner occupied property, with such loans retained in portfolio. These loans generally had terms-to-maturity of up to 20 years. The Bank historically did not offer or originate adjustable rate residential mortgage loans. As of December 31, 2010, residential first mortgage loans equaled $49.8 million, or 80.8% of total loans. Of this total, $9.8 million, or 16.0% of total loans consisted of first mortgage loans on non-owner occupied 1-4 family residential property.

Beginning in fiscal 2010, the Bank began originating and selling fixed rate residential loans with terms of 30 years into the secondary market on a servicing released basis, primarily for interest rate risk management purposes and for the fee income from the loan origination and sale process. Fixed rate residential loans for portfolio are currently originated with terms of up to 15 years, and such loans are not necessarily saleable into the secondary market based on the specific underwriting characteristics of each loan. Essentially all of the 1-4 family mortgage loans are secured by residences in the primary market area. A modest balance of adjustable rate residential first mortgage loans is held in portfolio, totaling $2.7 million as of December 31, 2010. These loans obtained through a purchase of loan pools from other financial institutions in 2010. Residential loans are generated through Bank’s in-house lending staff. Most of the Bank’s 1-4 family loans are originated with LTV ratios of up to 80%. The Bank does not offer “interest only”, “negative amortization”, “Alt A”, or subprime loans, all of which are loans with higher risk underwriting characteristics.

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Non-owner occupied first mortgage residential loans are originated with five year maturity periods and maximum LTVs of 75%.

Home Equity/2nd Mortgage Loans

Consistent with the focus on residential mortgage lending products, Carroll Community has been active in home equity (second position) lending, with the focus of such lending conducted in the primary market area. Home equity loans and lines of credit also have been pursued for interest rate risk and yield enhancement benefits, and totaled $3.9 million, or 6.3% of total loans as of December 31, 2010. These loans are originated with either fixed or adjustable rates, and with combined loan-to-value ratios up to 80% for properties that the Bank has the first mortgage, and 75% for other borrowers. Terms of home equity loans extend for up to 20 years.

Commercial Real Estate/Multi-Family Lending

As indicated previously, commercial real estate lending is a strategic focus of the Bank’s lending operations. As of December 31, 2010, commercial real estate/multi-family loans totaled $6.8 million, or 11.0% of the total loan portfolio, and the balances of these loans have increased since fiscal 2008. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential of these types of loans. Terms-to-maturity for these loans generally do not exceed 25 years, and the loans generally have a fixed interest rate for the first five years at which time the loans balloon and must be repaid. Interest rates are generally based upon competitive market conditions The maximum LTVs on commercial real estate and multi-family loans is 80% for owner occupied commercial real estate and 75% for non-owner occupied properties. The Bank generally seeks to originate these types of loans with initial principal balances of up to $750,000.

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. The Bank will generally require and obtain loan guarantees from financially capable borrowers. The Bank’s typical customer consists of small- to mid-sized businesses located in the market area served.

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Construction/Land Loans

Construction and land loans totaled $0.9 million, or 1.4% of loans outstanding at December 31, 2010, representing a modest level of lending activity for the Bank. Such lending activities are minimal in the current economic environment, although the Bank will originate single lot development loans, primarily in higher end development projects. Construction loans are originated in the primary market area to experienced builders who have demonstrated a successful history of construction activity. These loans generally have maximum terms of 12 months and rates and terms comparable to 1-4 family residential mortgage loan originations, including maximum LTVs of 80%. Land lot loans originated by Carroll Community are secured by unimproved land for the potential construction of a single family residence. These loans usually have terms of up to five years and maximum LTVs of 75%.

The Bank does not originate acquisition, development and construction loans which are made for the purposes of permitting a developer to pay for land, install streets and utility services and build improvements.

Commercial Business Lending

Similar to construction and land loans, Carroll Community maintained a minimal balance of loans on non-real estate commercial business assets such as business lines of credit, term loans and letters of credit. As of December 31, 2010, the Bank reported $84,000 of commercial business loans in portfolio, equal to 0.1% of total loans. The Bank offers commercial business loans as an accommodation to customers but does not emphasize this type of lending and does not intend to increase such lending in the near term future. Carroll Community intends to focus on real estate secured lending, as has been the case in recent years.

Consumer Lending

Carroll Community also reported only a modest balance of consumer loans in portfolio, totaling $212,000 as of December 31, 2010. Similar to commercial business loans, the Bank offers consumer loans as part of the community banking operating strategy, but does not emphasize this type of lending and does not intend to increase such lending in the near term future. Such loans included automobile loans, loans on deposits, and unsecured overdraft lines of credit. For loans secured by deposit accounts, the maximum LTV is 90% of the account balance with an interest rate 2.0% above the rate earned on the account balance. The interest rate on unsecured consumer loans is the prime rate of interest plus 4%. These loans provide

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additional benefits in terms of shorter terms to maturity and higher interest rates than mortgage loans. These loans are underwritten and originated by in-house personnel with rates and terms set by the Bank’s internal loan policies and competitive factors.

Loan Originations and Sales

Historically, Carroll Community retained the majority of loans originated, and did not purchase loans from other sources. In 2010, the Bank entered into participations involving residential and commercial loans with other financial institutions. During this time, Carroll Community purchased loans from a total of four other local community banks, including 1-4 family non-owner occupied residential real estate loans, and owner and non-owner occupied commercial real estate loans. As of December 31, 2010, the Bank had a total of $3.6 million of such loan participations in portfolio. In addition, the Bank purchased a portfolio of residential owner occupied loans from a Maryland commercial bank in 2010 in the amount of $3.8 million; as of December 31, 2010, these loans totaled $2.8 million in principal balance.

Asset Quality

Carroll Community’s lending operations include originations of commercial real estate/multi-family loans and to a lesser extent, construction/land, commercial business and consumer loans for portfolio, all of which carry a higher risk profile than traditional 1-4 family mortgage lending. Non-performing assets (“NPAs”), consisting of non-accruing loans and real estate owned (“REO”), decreased from $3.4 million as of December 31, 2009 to $3.1 million at December 31, 2010. Exhibit I-11 presents a history of NPAs for the Bank for fiscal years 2009 and 2010. As of December 31, 2010, non-accruing loans included 1-4 family residential first mortgage loans ($1.6 million or 55.0% of non-accruing loans) and non-owner occupied residential or commercial real estate loans ($1.3 million or 45.0% of non-accruing loans).

To track the Bank’s asset quality and the adequacy of valuation allowances, Carroll Community has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. Loan loss provisions established during 2009 and 2010 equaled $429,000 and $378,000, respectively. As of December 31, 2010, the Bank maintained general and specific reserves of $675,000, equal to 1.11% of net loans receivable and 23.15% of non-accruing loans.

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Funding Composition and Strategy

Deposits have consistently accounted for the major portion of the Bank’s IBL, although borrowed funds were utilized beginning in fiscal 2008 to fund earning assets. At December 31, 2010 deposits equaled $84.8 million, or 94% of total deposits and borrowings. Exhibit I-12 sets forth the Bank’s deposit composition for the past two years and Exhibit I-13 provides the interest rate and maturity composition of the certificate of deposit (“CD”) portfolio for the past two years. CDs constitute the largest portion of the Bank’s deposit base, totaling 46.5% of deposits at December 31, 2010 versus 49.3% of deposits as of December 31, 2009. NOW/demand and money market accounts increased as a percent of total deposits during fiscal 2010.

Transaction and savings account deposits equaled $45.3 million, or 53.5% of total deposits at December 31, 2010, versus $41.8 million, or 50.7% of total deposits, at December 31, 2009. The remaining balance of the Bank’s deposits consists of CDs, with Carroll Community’s current CD composition reflecting a concentration of short-term CDs (maturities of one year or less). As of December 31, 2010, the CD portfolio totaled $39.5 million, and 42.9% of the CDs were scheduled to mature in one year or less. As of December 31, 2010, jumbo CDs (balances exceeding $100,000) amounted to $12.3 million, or 31.2% of total CDs. There were no brokered CDs in portfolio as of December 31, 2010. As noted above, the balances of CDs in recent years has been affected by offering rates, which increases the attractiveness of those deposits relative to lower yielding transaction and savings account deposits.

Borrowings have served as an alternative funding source for the Bank to facilitate asset growth, management of funding costs and interest rate risk. Carroll Community maintained $5.0 million of FHLB advances at December 31, 2010, representing a single FHLB advance, carrying an interest rate of 2.29% and a maturity date of August 2018. Exhibit I-14 provides further detail of the Bank’s borrowings activities during the past three years.

Legal Proceedings

The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Established in 1870, Carroll Community has traditionally operated as a community oriented institution, providing residential mortgage loan and savings account products to local retail customers. The Bank is headquartered in the town of Sykesville, Carroll County, Maryland, a suburban area located west of the city of Baltimore, Maryland. The town of Sykesville, containing a population of approximately 4,200, is located in the southeastern portion of Carroll County, close to the border of Howard and Baltimore Counties. The Bank maintains one other branch office in the town of Westminster, located in northern Carroll County close to the Pennsylvania state border. With the headquarters location close to Howard County, Carroll Community also considers Howard County to be part of the Bank’s target primary market area. Both Carroll and Howard Counties are part of the Baltimore-Towson Metropolitan Statistical Area (“MSA”). Additional details of the Bank’s office facilities are presented in Exhibit II-1.

The Bank’s operating market area can be classified as both suburban and rural, with the original farming communities west of Baltimore City giving way over the past several decades to suburban growth in the form of housing developments and increased commercial development. Both Carroll and Howard Counties can be considered, in part, bedroom communities of Baltimore, as a portion of residents commute to employment in that city. However, the economies of Carroll and Howard Counties have grown in recent years such that local employment is significant. As a result of the national recession of the past several years, the economies in the Bank’s operating market have experienced a downturn, although not as severe as the nationwide recession. Although there has been an increase in local unemployment, and the Bank’s market area has experienced relatively strong growth over the past 20 years, given the location of the market area in the Washington, DC/Baltimore, MD metropolitan area. The prevailing amount of government-related employment has helped the region avoid a substantial decline in real estate prices and overall economic activity during the recent economic recession.

From an operating perspective, Carroll Community focuses on personal service while providing personal and business financial services that meet the needs of its customer base. The Bank emphasizes personalized banking services to retail consumers and small- and medium-sized businesses and offers a broad array of deposit services including demand

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deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts.

Future growth opportunities for the Bank depend on the future prospects of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank, the relative economic health of the Bank’s market area, and the resultant impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts. The overall economic recession was the worst since the great depression of the 1930s. Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (2.2% annualized growth in the third quarter of 2009 and 5.6% annualized growth in fourth quarter of 2009). The economy expansion continued into 2010, as the GDP grew by 2.8% for calendar year 2010, including a 3.2% growth rate in the four quarter of the year. Notably, a large portion of GDP growth during 2009 and 2010 has been generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

The economic recession caused the inflation rate to remain relatively low during 2009 and 2010. Inflation averaged 3.85% for all of 2008 and a negative 0.34% for all of 2009, indicating a deflationary period. There was a decline in prices during eight of the 12 months during 2009. Reflecting a measure of recovery of the economy, the national annualized inflation rate was 1.64% for 2010. The national unemployment rate also revealed a modest recovery in the most recent few months. The reduction in employment during the recession led to fears of a prolonged period of economic stagnation, as consumers were unwilling or unable to increase spending. The national unemployment rate totaled 9.4% as of December 2010, a decline from

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10.0% as of December 2009, but still high compared to recent historical levels. There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The MidAtlantic portion of the United States has also experienced the adverse economic trends as have been felt by other regions of the country, as the regional residential and commercial real estate markets have experienced substantial reductions in value. Home mortgage delinquencies have risen and unemployment rates have increased.

The major stock exchange indices have reflected the recent improvement in the downturn in the national economy, reporting significant volatility and an upward trend over the past 12 months. As an indication of the changes in the nation’s stock markets over the last 12 months, as of December 31, 2010, the Dow Jones Industrial Average closed at 11,577.5, an increase of 11.0% from December 31, 2009, while the NASDAQ Composite Index stood at 2,652.9, an increase of 16.9% over the same time period. The Standard & Poors 500 Index totaled 1,257.6 as of December 31, 2010, an increase of 12.8% from December 31, 2009.

Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, median home values have declined by double digits in most areas of the country, and the housing construction industry has been decimated. These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions. Despite efforts by the federal and state governments to limit the impact of the housing crisis, there remain concerns about a “double-dip” housing recession, whereby another wave of foreclosures could occur. Therefore, the Bank will employ strict, prudent underwriting for such loans being placed into its portfolio, and will work to aggressively resolve substandard credits.

Interest Rate Environment

In terms of interest rates, through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily

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II.4

increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. The Fed then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Fed began reacting to the increasingly negative economic news. Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending.

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates have remained in effect through early 2010. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. This low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level. As of December 31, 2010, one- and ten-year U.S. government bonds were yielding 0.29% and 3.30%, respectively, compared to 0.47% and 3.85%, respectively, as of December 31, 2009. This has had a positive impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2010. Historical interest rate trends are presented in Exhibit II-2.

Looking forward, there are general expectations that interest rates will remain low in relation to historical levels as the Fed continues to seek methods to stimulate the economy. Based on the most recent indications from the Fed, given the level of concern for the recovery of the economy, interest rates are not expected to begin to increase until no earlier than late-2011 or early 2012. The surveyed economists by the Wall Street Journal on average expect the unemployment rate to remain stable at 9.6% by the end of this year, and they expect it to continue a slow decline to 9.0% through December 2011. The respondents expect job growth to

RP® Financial, LC.	MARKET AREA
II.5

continue over the next 12 months, but the forecast calls for an average of about 125,000 jobs to be added per month over that period. The economy needs to add about 100,000 jobs a month just to keep up with new entrants to the labor force.

Market Area Demographics

Table 2.1 presents information regarding the demographic and economic trends for the Bank’s market area from 2000 to 2010 and projected through 2015, with additional data shown in Exhibit II-3. Data for the nation and the State of Maryland is included for comparative purposes. The total population base of the two county market area was 457,000 as of 2010, with Carroll County containing approximately 38% of the population base. Between 2000 and 2010 both market area counties grew in population at an annual rate of 1.4%, well in excess of the state and national rates. These trends reflect the movement of city and inner suburb residents to more rural areas that have a lower cost of living, more affordable housing and a more, indicating an overall attractive market area for community banking institutions. Over the past two decades, large areas of these counties have been developed into residential neighborhoods, reflecting the increase in population, as both counties are attractive area to live with newer infrastructure and other amenities.

For the next five years, these general population trends are projected to continue, although at a slower pace. Both Carroll and Howard Counties are expected to expand in population at rates in excess of state and national rates, with Howard County projecting the highest annual growth rate, 0.9%, compared to 0.5% for Carroll County. Changes in the number of households have paralleled trends with respect to population, as household growth rates for both counties were higher than state and national trends. The percent changes in households were somewhat higher than the respective population growth rates, due to a national trend towards a lower overall average household size.

Table 2.1 also presents household and personal income date for the market area. Reflecting the suburban character of the Bank’s market area counties, both Carroll and Howard Counties reported 2010 median household income and per capita income levels that were notably higher than state and national averages, with the highest income levels in Howard County. Carroll County reported median household income equaling $76,938 (115% of the state average and 141% of the national average), indicating the level of wealth present in the Bank’s home office county. The greater wealth of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Carroll Community Bank

Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population(000)
United States	281,422	311,213	323,209	1.0%	0.8%
Maryland	5,296	5,731	5,841	0.8%	0.4%
Carroll County	151	173	178	1.4%	0.5%
Howard County	248	284	297	1.4%	0.9%
Households(000)
United States	105,480	116,761	121,360	1.0%	0.8%
Maryland	1,981	2,138	2,181	0.8%	0.4%
Carroll County	53	61	63	1.5%	0.6%
Howard County	90	103	108	1.4%	0.9%
Median Household Income($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Maryland	53,005	66,983	76,186	2.4%	2.6%
Carroll County	60,019	76,938	87,092	2.5%	2.5%
Howard County	74,181	100,769	118,087	3.1%	3.2%
Per Capita Income($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Maryland	25,614	31,494	35,938	2.1%	2.7%
Carroll County	23,829	30,896	34,791	2.6%	2.4%
Howard County	32,402	43,834	50,567	3.1%	2.9%

2010 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000 to $100,000	$100,000 +
United States	20.8%	24.7%	35.7%	18.8%
Maryland	15.2%	20.2%	38.0%	26.6%
Carroll County	10.4%	16.7%	40.9%	32.0%
Howard County	6.9%	12.7%	29.9%	50.6%

2010 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
United States	20.1%	27.2%	28.0%	15.5%	9.1%
Maryland	19.7%	25.9%	29.7%	16.0%	8.8%
Carroll County	20.5%	23.6%	31.0%	16.7%	8.1%
Howard County	22.0%	23.8%	32.9%	15.2%	6.2%
Source: SNL Financial.

RP® Financial, LC.	MARKET AREA
II.7

the surrounding suburbs. Additionally, much of the growth in white collar jobs in the greater Baltimore area has been occurring in suburban markets. Household income distribution patterns provide support for earlier statements regarding the nature of the Bank’s market as approximately 73% of Carroll County households had income levels of more than $50,000 annually in 2010 while the ratio was 65% for the State of Maryland and 54% for the national average. Howard County reported even higher levels of household income, with 81% of households having incomes in excess of $50,000. These relatively strong income levels act to increase the growth potential and demand for the products and services offered by financial services providers operating in the market. The income levels are also apparent in the general level of housing prices, which have increased materially over the past two decades.

The 2010 age distribution figures in Table 2.1 indicate that both Carroll and Howard Counties both have a higher percentage of residents between the ages of 35 and 70, which are the prime earning years for individuals. These population figures provide an additional indication of the wealth present in the Bank’s market area and potential for growth in banking activities.

Regional/Local Economy

Carroll and Howard Counties represent the western suburban regions of the Baltimore metropolitan area. Located approximately 20 miles west and northwest of Baltimore and 50 miles north of Washington D.C., Carroll County has historically been known as a rural area but in recent years the southern and eastern sections of the county have been transformed into a suburban market area as the population base has expanded westward from Baltimore City. The northern section of Carroll County, extending to the Pennsylvania state line, remains substantially rural in nature. Howard County contains a number of planned communities that have been developed over the past few decades, providing for a strong sense of community and an overall attractive area to live and work. Both Carroll and Howard Counties can be considered in part bedroom communities of Baltimore, as a portion of residents commute to employment in Baltimore. However, the economies of Carroll and Howard Counties have grown in recent years such that local employment is significant. Table 2.2 presents the largest employers in the two count market area, indicating the variety of employment in the two county market area.

RP® Financial, LC.	MARKET AREA
II.8

Table 2.2

Carroll Community Bank

Major Market Area Employers

Employer	Industry	Employees
Carroll County
Carroll Cty. Public Schools	Public School System	3,757
Carroll Hospital Center	Health Care	1,696
Springfield Hospital Center	Mental Health Services	833
Random House	Book Warehousing/Dist.	800
EMA/Fairhaven	Retirement/Assisted Living	700
McDaniel College	Private College	641
Jos. A. Banks Clothiers	Corporate HQ/Distribution	612
Carroll Cty. Government	Local Government	593
Carroll Community College	Education	509
Carroll Luther Village	Retirement/Assisted Living	437

Howard County
Howard Cty. Public Schools	Public School System	4,500
Johns Hopkins Univ. APL	Engineering, Research, Devel.	4,400
Howard Cty. Government	Local Government	2,430
Verizon Wireless	Regional Hdqrts, Cust. Service	2,028
Lorien Health Systems	Corporate Hdqrts, Health Care	2,000
Giant Food, Inc.	Food Distribution and Retail Stores	1,950
Howard Cty Gen. Hospital	Healthcare Services	1,720
U.S. Government	Federal Government	1,600
Northrop Grumman	Engineering Consulting Serv.	1,200
SAIC	Info. Systems/Tech. Solutions	1,060

Source: Maryland Economic Development.

Major Market Area Employment Sectors

Employment data, presented in Table 2.3 below, indicates that similar to many areas of the country, services are the most prominent sector for the state of Maryland and the two market area counties, comprising an average of 41% of total employment. The services sector employment is somewhat concentrated in health care and related employment, a national trend. The next largest component of the employment base in the market area is wholesale and retail trade. Construction and government employment comprise the next two largest employment sectors, reflecting the growth in the two counties and the impact of nearby federal, state and local governments. The market area has only a modest level of manufacturing employment, less than 6% of total employment, which is similar to statewide averages, indicative of the

RP® Financial, LC.	MARKET AREA
II.9

changes the market area has undergone over the past few decades as services employment has replaced former manufacturing-related jobs. This data indicates that the Bank’s market area has a relatively diversified economic base, such that a downturn in any one industry will likely not have a large impact on the regional economy. This diversification provides a level of stability that is a positive factor for financial institutions such as Carroll Community. Additional data is presented in Exhibit II-4.

Table 2.3

Carroll Community Bank

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Maryland	Carroll County	Howard County
	(% of Total Employment)
Services	41.3%	38.7%	43.2%
Wholesale/Retail Trade	13.2%	16.1%	18.3%
Construction	7.2%	11.3%	7.0%
Government	15.9%	10.5%	9.5%
Finance/Insurance/Real Estate	9.9%	8.9%	9.8%
Manufacturing	3.9%	5.8%	3.8%
Transportation/Utility	3.1%	2.5%	2.5%
Information	1.8%	1.1%	2.4%
Agriculture	0.4%	1.6%	0.2%
Other	3.2%	3.5%	3.1%

Total	100.0%	100.0%	100.0%

Source: REIS DataSource 2008.

Unemployment Rates and Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Maryland, are shown in Table 2.4. As of December 2010, unemployment rates for the two county market area were 5.1% in Howard County and 5.9% in Carroll County. Both market area counties reported decreases in the unemployment rate over the past 12 month period. These unemployment rates were below the state and national unemployment rates of 7.1% and 9.4%, respectively, indicating a relatively strong employment picture in the Bank’s market area. Reported unemployment rates are subject to fluctuation in areas with smaller population and employment bases in the market area as a slight drop in employment will cause

RP® Financial, LC.	MARKET AREA
II.10

a noticeable change in the unemployment rate.

Table 2.4

Carroll Community Bank

Unemployment Data

Region	Dec. 2009	Dec. 2010
United States	10.0%	9.4%
Maryland	7.2	7.1
Carroll County	6.5	5.9
Howard County	5.1	5.1

Source: SNL Financial

Market Area Deposit Characteristics and Trends

Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions for the State of Maryland and the Bank’s market area from June 30, 2006 to June 30, 2010. Deposit growth trends are important indicators of a market area’s current and future prospects for growth. Maryland state deposits increased at a rate of 5.0% over the four year time period shown in Table 2.5, with commercial banks increasing deposits at an annual rate of 8.3%, while savings and loan associations recorded an annual decline of 15.6%, primarily due to the acquisition of Chevy Chase Bank, FSB by a commercial bank. Commercial banks dominate the deposit market in Maryland, and as of June 30, 2010, commercial banks held a market share of 92.3% of total bank and thrift deposits.

Within the two market area counties, the table indicates that total deposit growth from 2006 to 2010 ranged from 4.4% annually in Carroll County to 6.4% annually in Howard County. Contrary to the statewide trends, savings institutions recorded growth in deposits in Carroll County over that time period, while savings institution deposits declined in Howard County (again due to the acquisition of Chevy Chase Bank, FSB. Savings institutions held relatively modest market share positions in both market area counties as of June 30, 2010, ranging from a low of 2.9% in Carroll County to a high of 4.4% market share in Howard County.

As of June 30, 2010, Carroll Community maintained relatively small deposit market share positions in Carroll County, 2.8%, while the Bank did not have any deposit offices located in Howard County. These figures are representative of the overall large size of the deposit base in these two counties and indicate a less competitive position for the Bank. However, future deposit gains and market share gains may be likely given the low current market share. Since

RP® Financial, LC.	MARKET AREA
II.11

June 30, 2006, Carroll Community has increased deposits at an annualized rate of 1.5%, resulting in a decline in market share of Carroll County deposits. As part of the conversion and capital raise transaction, the Bank intends to be more competitive in terms of attracting deposits, which would indicate future gains in market share.

Table 2.5

Carroll Community Bank

Deposit Summary

	As of June 30,
	2006			2010			Deposit Growth Rate 2006-2010
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars In Thousands)						(%)
Deposit Summary
State of Maryland	$92,803,000	100.0%	1,749	$112,800,000	100.0%	1,804	5.0%
Commercial Banks	75,648,000	81.5%	1,430	104,080,000	92.3%	1,654	8.3%
Savings Institutions	17,155,000	18.5%	319	8,720,000	7.7%	150	-15.6%
Carroll County	$2,559,280	100.0%	62	$3,034,876	100.0%	61	4.4%
Commercial Banks	2,451,500	95.8%	58	2,946,449	97.1%	57	4.7%
Savings Institutions	107,780	4.2%	4	88,427	2.9%	4	-4.8%
Carroll Community Bank	79,430	3.1%	2	84,402	2.8%	2	1.5%
Howard County	$3,627,045	100.0%	76	$4,655,815	100.0%	91	6.4%
Commercial Banks	3,136,815	86.5%	63	4,448,870	95.6%	86	9.1%
Savings Institutions	490,230	13.5%	13	206,945	4.4%	5	-19.4%
Carroll Community Bank	—	—	—	—	—	—	—

Source: FDIC.

Competition

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive in the future. Consolidation in the banking and thrift industries provides economies of scale to the larger institutions, while the increased presence of investment options provides consumers with attractive investment alternatives to financial institutions. The Bank’s market area for deposits includes primarily other local and regional commercial banks.

Competition among financial institutions in the market area is significant. Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources and offer more products and services than maintained by the Bank. Financial institution competitors in the Bank’s market area include primarily commercial banks, including

RP® Financial, LC.	MARKET AREA
II.12

banks with a national and regional presence. There are also a number of smaller community based banks that pursue similar operating strategies as the Bank. From a competitive standpoint, Carroll Community benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. There are a total of 25 banking institutions operating in the Bank’s primary market area counties.

Table 2.6 lists the Bank’s largest competitors in the two counties currently served, based on deposit market share as noted parenthetically. Other competitors include a number of credit unions operating in the area. The proceeds from the proposed stock offering will enhance the Bank’s competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

Table 2.6

Carroll Community Bank

Market Area Counties Deposit Competitors

Location	Name
Carroll County, MD	BB&T (29.70%) PNC Bank. (21.26%) M&T Bank (8.09%) New Windsor State Bank. (7.21%) Bank of America (7.02%) Carroll Community Bank (2.78%)

Howard County, MD	Bank of America (18.67%) Columbia Bank (12.78%) M&T Bank (12.29%) PNC Bank (11.11%) Wells Fargo (7.56%)

Source: FDIC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Carroll Community’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Carroll Community is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Carroll Community, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies with unusual operating strategies, such as internet banking, those under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 120 fully converted savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Carroll Community will be a fully public company upon completion of the offering, we considered only fully public companies

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of Carroll Community. In the selection process, we applied one “screen” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Nationwide institutions with assets less than $400 million and LTM net income between -0.50% and 0.50% of average assets. Ten companies met the criteria for Screen #1 and all were included in the Peer Group.

Exhibit III-1 provides financial and public market pricing characteristics of all publicly-traded thrifts, while Exhibit III-2 provides financial and public market pricing characteristics of the Peer Group. Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Carroll Community, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Carroll Community’s financial condition, income and expense trends, loan composition, credit risk and interest rate risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key comparable characteristics of each of the Peer Group companies relative to Peer Group as a whole is detailed below.

•

Athens Bancshares, Inc. Athens, with a branch office network of 7 branches, maintains higher loans/assets and deposits/assets ratios as the Peer Group as a whole. Reporting the highest increase in assets during the most recent 12 months, Athens had a tangible equity position above the Peer Group average. The non-interest income ratio was the highest of the Peer Group members, offset by the highest operating expense ratio of all Peer Group members. The loan portfolio composition was similar to the Peer Group average, with the exception of a lower level of investment in MBS. Problem asset ratios were higher than the Peer Group averages.

•

First Advantage Bancorp of TN. First Advantage had a similar balance sheet structure as the Peer Group with the exception of higher reliance on borrowed funds. The equity/assets ratio was the second highest of all Peer Group members. Profitability was supported by a strong net interest income ratio. First Advantage’s lending operations were concentrated in construction/land loans and investment in MBS. Asset quality ratios were more favorable than Peer Group averages.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

February 25, 2011(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy	Total Assets	Offices		Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
LSBI	LSB Financial Corp. of Lafayette, IN	NASDAQ	Lafayette, IN	Thrift	$385	S	5	12-31	02/95	$15.63	$24
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	382	S	10	12-31	12/96	15.01	23
OBAF	OBA Financial Services, Inc. of MD	NASDAQ	Germantown, MD	Thrift	354		5	06-30	01/10	13.95	65
FABK	First Advantage Bancorp of TN	NASDAQ	Clarksville, TN	Thrift	345	S	5	12-31	11/07	13.50	55
AFCB	Athens Bancshares, Inc. of TN	NASDAQ	Athens, TN	Thrift	286	S	7	12-31	01/10	13.51	38
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	273		6	06-30	11/93	8.65	18
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	264		5	12-31	04/97	10.70	13
MFLR	Mayflower Bancorp, Inc. or MA	NASDAQ	Middleboro, MA	Thrift	249	S	8	04-30	12/87	8.40	17
CMSB	CMS Bancorp, Inc. of W. Plains, NY	NASDAQ	White Plains	Thrift	246		6	09-30	04/07	9.15	17
FFDF	FFD Financial Corp of Dover OH	NASDAQ	Dover, OH	Thrift	209		5	06-30	04/96	14.75	15

NOTES: (1) Or most recent date available.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

FFD Financial Corp. of Dover, OH. FFD, operating from 5 offices in Ohio, reported the highest loans/assets ratio of the Peer Group members, and a high proportion of deposits as the funding base. Net income was highest of all Peer Group members, a result of a strong net interest income ratio. FFD reported the highest concentration of commercial real estate loans as a percent of assets and the highest risk-weighted assets-to-asset ratio. Reserves to loans ratio was in line with the Peer Group average.

•

GS Financial Corp. of LA. GS Financial, operating from five offices in Louisiana, reported a balance sheet structure relatively similar to the Peer Group. Net income was below the Peer Group average, a result of high loan loss provisions and somewhat igher operating expenses. GS Financial similar diversification into non-residential loans and a a high loans serviced for others portfoliore. Asset quality ratios were much less favorable than the Peer Group.

•

LSB Financial Corp. of Lafayette, IN. LSB, the largest Peer Group member, reported high loans/assets and deposits/assets ratios. The equity/assets ratio was in line with the median of the Peer Group. Profitability was modestly higher than the Peer Group average, with non-interest income the second highest of the Peer Group. Loan diversification was most evident in the balance of commercial real estate loans, and LSB had the highest loans serviced for others portfolio. NPA ratios were the second highest of the Peer Group, while reserve coverage ratios were well below the Peer Group averages.

•

Mayflower Bancorp, Inc. of MA. Mayflower, the third smallest Peer Groups member, maintained a high proportion of assets in cash and investments, along with minimal use of borrowings to fund assets. Reporting essentially stable assets over the past 12 months, Mayflower had the lowest interest expense ratio of all Peer Group members that supported a strong net interest income ratio. Operating expenses were higher than average. Mayflower had a relatively low level of loan diversification away from residential assets and high investment in MBS, which resulted in a low risk-weighted assets-to-assets ratio. Asset quality ratios were more favorable than the Peer Group averages.

•

OBA Financial Services, Inc. of MD. OBA, the third largest Peer Group company, maintained a relatively high loans/assets ratio and the highest equity/assets ratio of all Peer Group members. OBA was the only Peer Group member to report a net loss for the trailing 12 month period, due in part to a low net interest income ratio and low non-interest income. OBA reported the second highest proportion of 1-4 family loans as a percent of assets and low levels of construction/land and consumer loans. The risk-weighted assets-to-assets ratio was in line with the Peer average. Credit quality measures were on balance more favorable than the Peer Group, offset in part by a lower level of reserves as a percent of NPAs and non-performing loans.

•

River Valley Bancorp of IN. The second largest Peer Group member, River Valley operates 10 office locations in Indiana. River Valley reported the lowest equity/assets ratio of the Peer Group. Above average profitability was supported by higher non-interest income and lower operating expenses. Loan diversification was similar to the Peer Group averages, along with a loans serviced for others portfolio above the Peer average. Asset quality ratios were less favorable than the Peer Group.

•

CMS Bancorp, Inc. of NY. CMS, the second smallest Peer Group member, operated with a higher level of loans and borrowed funds than the Peer average. Net income was below the Peer Group average, due to a low level of non-interest income and higher

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

operating expenses. Loans were concentrated in residential assets, as there was modest diversification into other loan types. On balance, asset quality ratios were less favorable than the Peer Group as a whole.

•

WVS Financial Corp. of PA. WVS, the only Pennsylvania based institution, operates from six offices in western Pennsylvania. WVS’s funding base contained the highest level of borrowed funds of all Peer Group members, along with a relatively low equity/assets ratio, while the loans/assets ratio was the lowest of the Peer Group. WVS reported the most significant decline in assets over the past 12 months, led by a decline in borrowings. Minimal profitability was a result of a very low net interest income ratio due to a low level of interest income and a high cost of funds, which was partially offset by the lowest operating expense ratio of the Peer Group. There was minimal loan diversification as a result of the low investment in loans and high investment in MBS. Asset quality ratios were somewhat less favorable than the Peer Group average, including less favorable reserve coverage ratios.

In aggregate, the Peer Group companies maintained a higher level of equity as the industry average (12.44% of assets versus 11.34% for all public companies), recorded a higher level of profitability as a percent of average assets (0.28% ROAA versus 0.00% for all public companies), and reported a more favorable ROE (3.08% ROE versus 1.21% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were below the respective averages for all publicly-traded thrifts.

	All Fully-Conv. Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,907	$299
Market capitalization ($Mil)	$366	$29
Equity/assets (%)	11.34%	12.44%
Return on average assets (%)	0.00%	0.28%
Return on average equity (%)	1.21%	3.08%
Pricing Ratios (Averages)(1)
Price/earnings (x)	18.08x	16.94x
Price/book (%)	82.02%	74.34%
Price/assets (%)	9.72%	9.24%

(1)	Based on market prices as of February 25, 2011.

Ideally, the Peer Group companies would be comparable to Carroll Community in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Carroll Community, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for Carroll Community and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and Peer Group’s ratios reflect balances as of December 31, 2010, or September 30, 2010 for certain Peer Group members. Carroll Community’s equity-to-assets ratio of 6.0% was lower than the Peer Group’s average equity ratio of 12.5%. The Bank’s pro forma capital position will increase with the addition of stock proceeds, however the Bank’s ratio will remain lower than the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 6.0% and 12.4%, respectively. The increase in Carroll Community’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both Carroll Community’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Bank’s ratios currently lower than the Peer Group’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will become more significant.

The interest-earning asset compositions for the Bank and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both. The Bank’s loans-to-assets ratio of 63.7% was only slightly lower than the comparable Peer Group ratio of 67.5%. Comparatively, the Bank’s cash and investments-to-assets ratio (inclusive of BOLI) of 33.2% was somewhat more than the comparable ratio for the Peer Group of 28.8%. Carroll Community reported investment in BOLI of 1.5% of assets, more than the 1.0% of assets investment for the Peer Group. Overall, Carroll Community’s earning assets amounted to 96.9% of assets, which was higher than the Peer Group ratio of 96.3%.

Carroll Community’s funding liabilities reflected a funding strategy that relied more on deposits than the Peer Group’s funding composition. The Bank’s deposits equaled 88.7% of assets, which was above the Peer Group’s ratio of 75.3%. Comparatively, the Bank maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 5.2% and 13.5% for Carroll Community and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 93.9% and 86.8%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will improve to be more in line with the Peer Group’s ratio.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2010

		Balance Sheet as a Percent of Assets
	Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net
	Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth
Carroll Community Bank of Sykesville, MD
December 31, 2010	11.6%	20.1%	1.5%	63.7%	88.7%	5.2%	0.0%	6.0%	0.0%	6.0%
All Public Companies
Averages	6.2%	20.6%	1.4%	66.6%	72.9%	13.6%	0.5%	11.9%	0.8%	11.2%
Medians	5.1%	18.9%	1.5%	68.6%	73.1%	12.5%	0.0%	10.8%	0.1%	10.0%
State of MD
Averages	8.6%	13.1%	2.0%	71.0%	72.7%	11.3%	1.3%	14.2%	0.0%	14.2%
Medians	6.4%	11.3%	2.5%	71.1%	70.0%	12.7%	1.2%	12.1%	0.0%	12.1%
Comparable Group
Averages	5.1%	22.7%	1.0%	67.5%	75.3%	11.3%	0.2%	12.5%	0.0%	12.4%
Medians	4.6%	20.2%	0.1%	70.9%	75.7%	13.0%	0.0%	9.7%	0.0%	9.7%
Comparable Group
AFCB Athens Bancshares, Inc. of TN	10.5%	13.4%	3.1%	69.5%	77.8%	3.2%	0.0%	17.7%	0.2%	17.5%
CMSB CMS Bancorp, Inc. of W. Plains, N	2.8%	21.6%	0.0%	73.1%	76.0%	14.1%	0.0%	8.8%	0.0%	8.8%
FFDF FFD Financial Corp. of Dover OH	6.3%	4.1%	0.0%	86.8%	83.4%	6.7%	0.0%	8.9%	0.0%	8.9%
FABK First Advantage Bancorp of TN	4.9%	22.8%	0.1%	67.9%	64.1%	15.7%	0.0%	19.5%	0.0%	19.5%
GSLA GS Financial Corp. of LA	3.9%	19.0%	0.0%	71.7%	75.3%	13.4%	0.0%	10.5%	0.0%	10.5%
LSBI LSB Fin. Corp. of Lafayette IN	4.2%	4.0%	1.8%	86.4%	83.5%	6.6%	0.0%	9.1%	0.0%	9.1%
MFLR Mayflower Bancorp, Inc. of MA	6.6%	37.2%	0.0%	49.5%	89.1%	1.8%	0.0%	8.5%	0.0%	8.5%
OBAF OBA Financial Serv. Inc. of MD	5.6%	8.8%	2.4%	80.1%	64.3%	12.6%	0.0%	22.8%	0.0%	22.8%
RIVR River Valley Bancorp of IN	2.6%	21.4%	2.5%	70.0%	73.5%	15.2%	1.9%	8.5%	0.0%	8.5%
WVFC WVS Financial Corp. of PA	3.3%	74.7%	0.0%	20.1%	65.8%	23.2%	0.0%	10.2%	0.0%	10.2%

	Balance Sheet Annual Growth Rates							Regulatory Capital
		MBS, Cash &			Borrows.	Net	Tng Net
	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Carroll Community Bank of Sykesville, MD
December 31, 2010	2.21%	-10.33%	8.36%	2.84%	0.00%	-3.92%	-3.92%	5.97%	5.97%	13.88%
All Public Companies
Averages	4.43%	12.48%	1.40%	7.28%	-15.82%	2.81%	2.67%	10.78%	10.78%	18.53%
Medians	1.51%	9.02%	-1.21%	4.03%	-13.57%	2.31%	2.25%	9.55%	9.55%	16.62%
State of MD
Averages	-7.89%	-11.21%	-2.64%	-7.38%	-26.72%	-1.56%	-1.55%	12.16%	12.16%	20.44%
Medians	-7.85%	-4.29%	-3.84%	-0.72%	-30.60%	-3.02%	-3.02%	12.16%	12.16%	20.44%
Comparable Group
Averages	-2.25%	-1.42%	2.67%	5.03%	-31.11%	3.29%	3.28%	9.80%	9.80%	15.63%
Medians	-0.46%	-1.81%	2.78%	6.36%	-24.59%	2.75%	2.75%	8.98%	8.98%	16.22%
Comparable Group
AFCB Athens Bancshares, Inc. of TN	16.39%	74.48%	3.75%	8.37%	-18.87%	NM	NM	13.53%	13.53%	20.78%
CMSB CMS Bancorp, Inc. of W. Plains, N	8.04%	34.21%	1.85%	14.52%	-15.51%	3.18%	3.18%	7.73%	7.73%	16.22%
FFDF FFD Financial Corp. of Dover OH	5.84%	-1.34%	7.15%	6.45%	0.46%	3.67%	3.67%	9.00%	9.00%	11.30%
FABK First Advantage Bancorp of TN	-2.21%	-28.81%	15.67%	6.27%	-23.95%	-5.05%	-5.05%	NA	NA	NA
GSLA GS Financial Corp. of LA	-2.87%	-16.93%	2.01%	-1.36%	-12.62%	-1.18%	-1.18%	NA	NA	NA
LSBI LSB Fin. Corp. of Lafayette IN	5.80%	26.37%	3.88%	19.67%	-56.03%	2.31%	2.31%	8.95%	8.95%	13.13%
MFLR Mayflower Bancorp, Inc. of MA	-0.14%	-2.28%	1.00%	2.34%	-58.63%	5.15%	5.23%	NA	NA	NA
OBAF OBA Financial Serv. Inc. of MD	-22.31%	-68.63%	3.55%	-35.15%	-30.60%	NM	NM	NA	NA	NA
RIVR River Valley Bancorp of IN	-0.77%	3.51%	-3.30%	4.95%	-25.22%	27.34%	27.19%	NA	NA	NA
WVFC WVS Financial Corp. of PA	-30.29%	-34.74%	-8.82%	24.21%	-70.14%	-9.14%	-9.14%	NA	NA	16.70%

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 103.2% and 110.9%, respectively. The additional capital realized from stock proceeds will serve to strengthen Carroll Community’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in capital provided by the infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for both Carroll Community and the Peer Group based on annual growth rates for the 12 months ended December 31, 2010, or September 30, 2010 for certain Peer Group members. Carroll Community recorded asset growth of 2.2% compared to average asset shrinkage of 2.3% for the Peer Group. The increase in the Bank’s assets was funneled into loans receivable, which increased at a higher rate than assets. Additional funds for lending were obtained from a reduction in cash and investments. The slight asset decline for the Peer Group was evident in a modest increase in loans, which was more than offset by a decline in cash and investments. Funding of Carroll Community’s growth was obtained from a deposit increase of 2.84%, while borrowings remained stable. The Peer Group followed a strategy of deposit increases and lower borrowings as a funding base.

Reflecting the fiscal 2010 net loss, the Bank’s equity increased at a 3.92% annual rate, versus a 3.29% increase in equity balances for the Peer Group. The Peer Group’s equity growth was limited by dividend payments, while the Bank’s equity was only affected by the net loss and changes to the other comprehensive income account. The increase in equity realized from stock proceeds will likely depress the Bank’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s equity growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group, with the income ratios based on earnings for the 12 months ended December 31, 2010, or September 30, 2010 for certain Peer Group members. Carroll Community reported a net loss of 0.14% of average assets for the 12 months ended December 31, 2010, compared to average net income of 0.28% of average assets for the Peer Group. A higher level of net interest income and non-interest income accounted for the Peer Group’s more favorable reported results.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2010

		Net Interest Income						Other Income
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income
Carroll Community Bank of Sykesville, MD
December 31, 2010		-0.14%	4.13%	1.67%	2.46%	0.40%	2.06%	0.00%	0.00%	0.16%	0.16%
All Public Companies
Averages		0.09%	4.61%	1.59%	3.02%	0.78%	2.24%	0.02%	-0.08%	0.86%	0.80%
Medians		0.38%	4.62%	1.56%	3.05%	0.49%	2.45%	0.00%	-0.01%	0.63%	0.59%
State of MD
Averages		-0.29%	4.78%	1.79%	2.99%	0.71%	2.28%	0.03%	-0.23%	0.73%	0.53%
Medians		-0.15%	4.88%	1.83%	3.00%	0.70%	2.27%	0.01%	-0.14%	0.62%	0.53%
Comparable Group
Averages		0.28%	4.70%	1.61%	3.09%	0.45%	2.64%	0.01%	-0.04%	0.57%	0.54%
Medians		0.19%	4.97%	1.64%	3.34%	0.43%	2.76%	0.00%	0.00%	0.45%	0.45%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.11%	5.26%	1.71%	3.55%	0.58%	2.97%	0.00%	0.00%	1.58%	1.58%
CMSB	CMS Bancorp, Inc. of W Plains NY	0.06%	4.80%	1.56%	3.24%	0.14%	3.10%	0.00%	0.00%	0.09%	0.09%
FFDF	FFD Financial Corp. of Dover OH	0.66%	5.22%	1.63%	3.59%	0.45%	3.14%	0.00%	-0.01%	0.24%	0.24%
FABK	First Advantage Bancorp of TN	0.23%	5.07%	1.54%	3.52%	0.31%	3.22%	0.00%	0.00%	0.45%	0.45%
GSLA	GS Financial Corp, of LA	0.15%	5.07%	1.65%	3.42%	1.03%	2.39%	0.00%	-0.19%	0.74%	0.55%
LSBI	LSB Fin. Corp. of Lafayette IN	0.36%	5.09%	1.80%	3.28%	0.85%	2.43%	0.00%	-0.14%	1.00%	0.86%
MFLR	Mayflower Bancorp, Inc. of MA	0.54%	4.33%	0.93%	3.40%	0.14%	3.26%	0.05%	-0.05%	0.44%	0.45%
OBAF	OBA Financial Serv. Inc. of MD	-0.08%	4.17%	1.22%	2.95%	0.41%	2.54%	0.01%	0.00%	0.23%	0.24%
RIVR	River Valley Bancorp of IN	0.64%	4.86%	2.05%	2.81%	0.57%	2.24%	0.00%	0.00%	0.74%	0.74%
WVFC	WVS Financial Corp. of PA	0.10%	3.13%	2.02%	1.11%	0.00%	1.10%	0.00%	0.00%	0.16%	0.16%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Carroll Community Bank of Sykesville, MD
December 31, 2010		2.74%	0.00%	0.25%	0.00%	4.29%	1.80%	2.49%	$5,316	47.89%
All Public Companies
Averages		2.81%	0.05%	0.10%	0.00%	4.93%	1.81%	3.11%	$5,853	29.42%
Medians		2.75%	0.00%	0.05%	0.00%	4.92%	1.78%	3.16%	$4,544	30.03%
State of MD
Averages		3.17%	0.00%	-0.14%	0.00%	5.14%	2.07%	3.07%	$4,902	35.15%
Medians		3.00%	0.00%	-0.15%	0.00%	5.25%	2.06%	3.09%	$4,902	38.19%
Comparable Group
Averages		2.93%	0.00%	0.14%	0.00%	4.93%	1.84%	3.09%	$5,013	29.50%
Medians		3.08%	0.00%	0.21%	0.00%	5.23%	1.90%	3.38%	$4,978	31.52%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	4.37%	0.03%	-0.03%	0.00%	5.61%	2.04%	3.57%	NM	38.48%
CMSB	CMS Bancorp, Inc. of W Plains NY	3.38%	0.00%	0.28%	0.00%	4.93%	1.74%	3.19%	$5,711	21.03%
FFDF	FFD Financial Corp. of Dover OH	2.73%	0.00%	0.36%	0.00%	5.38%	1.81%	3.57%	$4,023	34.39%
FABK	First Advantage Bancorp of TN	3.29%	0.00%	0.03%	0.00%	5.32%	1.95%	3.37%	NM	44.05%
GSLA	GS Financial Corp, of LA	3.20%	0.00%	0.42%	0.00%	5.35%	1.85%	3.49%	$4,978	1.69%
LSBI	LSB Fin. Corp. of Lafayette IN	3.00%	0.00%	0.21%	0.00%	5.38%	2.00%	3.38%	$4,093	28.65%
MFLR	Mayflower Bancorp, Inc. of MA	3.16%	0.01%	0.30%	0.00%	4.64%	1.02%	3.62%	$3,657	36.26%
OBAF	OBA Financial Serv. Inc. of MD	2.65%	0.00%	-0.31%	0.00%	4.39%	1.51%	2.88%	$5,807	53.45%
RIVR	River Valley Bancorp of IN	2.40%	0.00%	0.21%	0.00%	5.14%	2.24%	2.90%	NM	20.18%
WVFC	WVS Financial Corp. of PA	1.09%	0.00%	-0.06%	0.00%	3.18%	2.23%	0.95%	$6,823	16.79%

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

The Bank’s net interest income ratio was lower than the Peer Group’s ratio, due primarily to a lower level of interest income. Similarly, Carroll Community’s yield earned on interest-earning assets was lower than the Peer Group (4.29% versus 4.93% for the Peer Group). The Bank’s interest expense ratio was only slightly higher than the Peer Group (6 basis points) and was due to a higher proportion of interest bearing liabilities carried on balance sheet by Carroll Community, as the Bank’s cost of funds was lower (1.80% versus 1.84% for the Peer Group). Overall, Carroll Community and the Peer Group reported net interest income to average assets ratios of 2.46% and 3.09%, respectively.

In another key area of core earnings strength, the Bank reported a lower level of operating expenses, 2.74% of average assets, versus 2.93% for the Peer Group. In connection with the operating expense ratios, Carroll Community maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.3 million for the Bank, versus a comparable measure of $5.0 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of the ESOP and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Carroll Community’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a savings institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were less favorable than the Peer Group’s, based on respective expense coverage ratios of 0.90x for Carroll Community and 1.05x for the Peer Group. A ratio less than 1.00x indicates that an institution depends on non-interest operating income to achieve profitable operations.

Sources of non-interest operating income provided a lower contribution to the Bank’s earnings compared to the Peer Group. Non-interest operating income equaled 0.16% and 0.54% of Carroll Community’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Carroll Community’s efficiency ratio (operating expenses, net of amortization of intangibles, as a

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

percent of the sum of non-interest operating income and net interest income) of 104.6% was less favorable than the Peer Group’s efficiency ratio of 80.7%.

Loan loss provisions had a similar impact on the income statements examined, with loan loss provisions established by the Bank and the Peer Group equaling 0.40% and 0.45% of average assets, respectively. The impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage based lenders, were indicative of asset quality factors facing the overall thrift industry in the current operating environment.

Net non-operating income was reported by both the Bank and Peer Group, with the Bank’s income resulting from gains on the sale of investment securities along with a minor level of income on the sale of loans. For the 12 months ended December 31, 2010, the Bank reported net non-operating income equal to 0.25% of average assets, while the Peer Group reported, on average, 0.14% of average assets of net non-operating gains. Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

On average, the Peer Group reported an average effective tax rate of 29.5%, while Carroll Community reported an effective tax benefit of 47.9% due to the losses incurred in fiscal 2010. Upon the recording of profitable operations, the Bank’s tax burden is expected to benefit from the presence of tax advantaged income from the municipal bonds and BOLI investments. As indicated in the prospectus, the Bank’s effective marginal tax rate is assumed to equal 34.0% when calculating the after tax return on conversion proceeds.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including any investment in MBS). The Bank’s loan portfolio composition

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2010

		Portfolio Composition as a Percent of Assets						RWA/ Assets	Serviced For Others	Servicing Assets
Institution		MBS	1-4 Family	Constr. & Land	5+ Unit Comm RE	Comm. Business	Consumer
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Carroll Community Bank of Sykesville, MD		18.75%	56.20%	0.91%	7.07%	0.00%	0.24%	47.70%	$0	$0
All Public Companies
Averages		12.29%	34.06%	4.21%	22.20%	4.39%	2.14%	63.62%	$711,529	$6,612
Medians		10.79%	33.51%	3.41%	21.05%	3.41%	0.55%	64.13%	$38,420	$121
State of MD
Averages		8.38%	35.78%	8.99%	24.40%	3.04%	0.23%	68.18%	$16,345	$68
Medians		9.35%	35.10%	8.23%	24.66%	1.35%	0.13%	65.03%	$17,220	$46
Comparable Group
Averages		10.16%	32.30%	5.56%	24.01%	5.26%	1.03%	67.03%	$61,296	$394
Medians		7.66%	33.14%	6.39%	26.26%	4.28%	0.59%	66.31%	$87,810	$316
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	2.33%	33.41%	6.73%	22.42%	4.35%	3.50%	64.05%	$87,880	$0
CMSB	CMS Bancorp, Inc. of W Plains NY	6.92%	50.82%	0.56%	14.22%	7.24%	0.16%	49.70%	$70	$0
FFDF	FFD Financial Corp. of Dover OH	0.13%	32.35%	1.41%	41.79%	9.00%	2.99%	86.12%	$99,500	$719
FABK	First Advantage Bancorp of TN	14.62%	18.97%	15.36%	26.86%	8.87%	0.95%	73.72%	$1,320	$0
GSLA	GS Financial Corp. of LA	13.27%	35.39%	6.95%	26.55%	2.86%	0.58%	61.60%	$102,950	$910
LSBI	LSB Fin. Corp. of Lafayette IN	0.69%	34.95%	6.56%	39.03%	4.21%	0.33%	75.11%	$119,340	$1,092
MFLR	Mayflower Bancorp, Inc. of MA	20.43%	32.86%	4.27%	10.92%	2.19%	0.59%	54.47%	$87,740	$541
OBAF	OBA Financial Serv. Inc. of MD	7.75%	45.45%	0.79%	25.97%	8.53%	0.00%	65.47%	$19,750	$91
RIVR	River Valley Bancorp of IN	7.56%	31.06%	6.77%	27.30%	4.08%	1.05%	72.90%	$94,410	$589
WVFC	WVS Financial Corp. of PA	27.91%	7.74%	6.22%	5.05%	1.24%	0.10%	67.17%	$0	$0

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

reflected a higher concentration of 1-4 family permanent mortgage loans than maintained by the Peer Group (56.2% of assets versus 32.3% for the Peer Group). The Bank also reported a higher ratio of MBS than the Peer Group. Carroll Community did not report a loans serviced for others portfolio, while the Peer Group recorded on average, loans serviced for others of 21% of assets for the Peer Group, thereby indicating a greater influence of loan servicing income on the Peer Group’s earnings. The Peer Group maintained a relatively modest balance of servicing intangibles.

Diversification into higher risk and higher yielding types of lending was greater for the Peer Group, as Carroll Community reported total loans other than 1-4 family and MBS of 8.0% of assets, versus 35.9% for the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (a total of 7.1% of assets), followed by construction/land loans (0.9% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (24.0% of assets), followed by construction/land loans (5.6% of assets) and commercial business loans (5.3% of assets). The relative concentration of assets in loans and diversification into higher risk types of loans by the Peer Group translated into a lower risk weighted assets-to-assets ratio for the Bank (47.70%) than the Peer Group (67.03%).

Credit Risk

Based on a comparison of credit quality measures, the Carroll Community’s credit risk exposure was considered to be generally similar, but slightly less favorable to that of the Peer Group. As shown in Table 3.5, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 3.25% and 4.79%, respectively, versus comparable measures of 2.16% and 2.86% for the Peer Group, indicating an advantage for the Peer Group. The Peer Group also maintained a more favorable reserve coverage ratio, loss reserves as a percent of total NPAs, which equaled 46.76% for the Peer Group versus 21.73% for the Bank. In addition, loss reserves maintained as percent of net loans receivable equaled 1.11% for the Bank versus 1.31% for the Peer Group. Net loan charge-offs were higher for the Bank than the Peer Group, based on ratios of 0.57% and 0.27% of net loans receivable, respectively.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Carroll Community’s

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Carroll Community Bank of Sykesville MD		0.20%	3.25%	4.79%	1.11%	23.23%	21.73%	$347	0.57%
All Public Companies
Averages		0.52%	4.60%	5.24%	1.76%	58.17%	51.35%	$1,434	0.68%
Medians		0.23%	3.20%	3.86%	1.49%	42.29%	35.14%	$445	0.27%
State of MD
Averages		0.57%	1.60%	2.29%	2.09%	57.25%	55.38%	$544	0.27%
Medians		0.04%	1.60%	2.29%	1.82%	57.25%	55.38%	$256	0.14%
Comparable Group
Averages		0.17%	2.16%	2.86%	1.31%	56.29%	46.76%	$171	0.27%
Medians		0.03%	1.89%	2.87%	1.37%	49.72%	43.01%	$47	0.07%
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.40%	2.52%	2.90%	1.95%	58.56%	47.71%	$79	0.16%
CMSB	CMS Bancorp, Inc. of W Plains NY	0.00%	2.29%	2.84%	0.63%	21.67%	19.66%	$0	0.00%
FFDF	FFD Financial Corp. of Dover OH	0.00%	1.48%	1.68%	1.32%	78.60%	78.60%	$17	0.04%
FABK	First Advantage Bancorp of TN	0.00%	1.04%	1.32%	1.51%	98.53%	85.49%	$53	0.09%
GSLA	GS Financial Corp. of LA	0.52%	4.82%	5.89%	1.92%	32.58%	29.10%	$909	1.89%
LSBI	LSB Fin. Corp. of Lafayette IN	0.28%	4.10%	4.36%	1.43%	32.86%	30.63%	$318	0.38%
MFLR	Mayflower Bancorp, Inc. of MA	0.49%	0.97%	0.88%	1.00%	112.38%	54.27%	$41	0.13%
OBAF	OBA Financial Serv. Inc. of MD	0.05%	1.09%	1.28%	0.76%	59.29%	56.32%	$0	0.00%
RIVR	River Valley Bancorp of IN	0.00%	2.38%	3.15%	1.41%	40.87%	38.31%	$289	0.00%
WVFC	WVS Financial Corp. of PA	0.00%	0.88%	4.33%	1.19%	27.52%	27.52%	$0	0.00%

Source:

 SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

		Balance Sheet Measures
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
Institution					12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Carroll Community Bank of MD		6.0%	103.2%	3.1%	2	2	21	30	-25	17
All Public Companies		11.2%	107.7%	6.7%	0	0	1	4	6	9
State of MD		14.2%	109.3%	7.2%	4	0	16	9	8	26
Comparable Group
Averages		12.4%	110.3%	4.7%	18	8	12	10	10	5
Medians		9.7%	108.1%	5.4%	18	7	11	9	12	9
Comparable Group
AFCB	Athens Bancshares, Inc. of TN	17.5%	115.4%	6.6%	NA	2	9	2	-18	NA
CMSB	CMS Bancorp, Inc. of NY	8.8%	108.2%	2.5%	-9	-12	-6	20	50	6
FFDF	FFD Financial Corp. of Dover OH	8.9%	107.9%	2.8%	18	1	5	31	-3	1
FABK	First Advantage Bancorp of TN	19.5%	119.9%	4.4%	NA	5	13	16	17	22
GSLA	GS Financial Corp. of LA	10.5%	106.6%	5.4%	-1	8	24	-5	18	12
LSBI	LSB Fin. Corp. of Lafayette IN	9.1%	105.0%	5.4%	NA	19	18	14	21	13
MFLR	Mayflower Bancorp, Inc. of MA	8.5%	102.6%	6.7%	NA	4	-3	5	33	6
OBAF	OBA Financial Serv. Inc. of MD	22.8%	123.0%	5.5%	21	27	48	6	-21	NA
RIVR	River Valley Bancorp of IN	8.5%	103.8%	6.0%	NA	9	16	11	6	11
WVFC	WVS Financial Corp. of PA	10.2%	110.2%	1.9%	60	16	-5	-4	-3	-29

NA=Change is greater than 100 basis points during the quarter.

Source:

 SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

interest rate risk characteristics were considered to be less favorable than the Peer Group. The Bank’s equity-to-assets and IEA/IBL ratios were lower than the Peer Group, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Bank. The Bank reported a lower level of non-interest earning assets, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Carroll Community and the Peer Group. In general, the relative fluctuations in the Bank’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Carroll Community was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Carroll Community’s assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Carroll Community’s operations and financial condition; (2) monitor Carroll Community’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Carroll Community’s value, or Carroll Community’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, equity, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Groups’ financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Carroll Community’s and the Peer Group’s balance sheets. The Peer Group’s interest-earning asset composition exhibited a slightly higher

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

concentration of loans and a substantially higher degree of diversification into higher risk and higher yielding types of loans. In comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. Carroll Community’s funding composition indicated a higher proportion of deposits and a lower proportion of borrowings than the comparable Peer Group ratio (at the same time the Bank maintain a slightly lower cost of funds than the Peer Group). As a percent of assets, Carroll Community maintained a higher level of interest-earning assets and higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Peer Group compared to the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will be more in line with the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Bank’s ratio of REO was similar to the Peer Group average, while total NPAs as a percent of total assets were higher than the comparable Peer Group average. Loss reserves as a percent loans and as a percent of NPAs were lower for Carroll Community. Net loan charge-offs were higher for Carroll Community, while the Bank’s risk weighted assets-to-assets ratio was lower compared to the Peer Group on average. Carroll Community also reported lower loan diversification into higher risk loans (construction/land, commercial real estate, commercial business) than the Peer Group. The perceived credit risk in Carroll Community’s loan portfolio was deemed to be similar, nothwithstanding the higher NPA ratios, given the Bank’s lower risk loan portfolio composition. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. Carroll Community operated with a higher level of cash and investment securities relative to the Peer Group (33.2% of assets versus 28.8% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be more favorable than the Peer Group, given the lower level of borrowings currently maintained. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. Carroll Community’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. Carroll Community’s funding costs were essentially equal to the Peer Group average. The Bank does not maintain balances of wholesale deposits such as brokered or internet deposits. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group’s ratio, which was attributable to Carroll Community’s lower equity position. Following the stock offering, the increase in the Bank’s equity position should provide Carroll Community with a lower ratio of interest-bearing liabilities as a percent of assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Equity. The Peer Group currently operates with a higher equity-to-assets ratio than the Bank. Following the stock offering, Carroll Community’s pro forma equity position is expected to remain below the Peer Group’s average equity-to-assets ratio, but be only modestly below the Peer Group’s median equity-to-assets ratio.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

The Bank’s pro forma capital position will result in slightly less leverage potential for the Bank and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank’s equity ratio will likely result in a lower ROE. On balance, RP Financial concluded that equity strength was a slightly negative factor in our adjustment for financial condition.

On balance, Carroll Community’s pro forma financial condition was comparable to the Peer Group’s after considering the above factors and, thus, no valuation adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. For the fiscal year ended December 31, 2010, Carroll Community reported a net loss of $136,000, or 0.14% of average assets, versus average and median net income of 0.28% and 0.19% of average assets for the Peer Group. The Peer Group recorded a higher level of net interest income, higher non-interest operating income and a higher level of operating expenses, resulting in a higher core earnings stream. The Bank reported slightly lower funding costs than the Peer Group, and the Bank’s net interest spread was below the Peer Group average. Non-operating items had a modest impact on the Bank’s and Peer Group’s earnings (0.25% of average assets gain for the Bank versus 0.14% for the Peer Group). Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s bottom line income, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company. The Bank has experienced higher provisions for loan losses in the most recent three fiscal years; for fiscal 2010 provisions were somewhat below the Peer Group average. The Peer Group can also be expected to experience expenses related to loan loss provisions and problem assets. On balance, RP Financial concluded that the Bank’s reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. As noted above, Carroll Community’s income statement was impacted in the most recent 12 month period by gains on the sale of investment securities. Excluding this item, the Bank’s core net loss for the 12 months ended December 31, 2010 was $289,000, or 0.31% of average assets. The Peer Group reported a lower level of net gains, on average. Both the Bank and Peer Group’s recurring income and expense sources included net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest income ratio, a lower yield/cost spread, a lower operating expense ratio and a lower level of non-interest operating income. The Bank’s ratios for net interest income and operating expenses translated into an expense coverage ratio that was less favorable than the Peer Group’s ratio (equal to

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

0.90x for the Bank and 1.05x for the Peer Group). Similarly, the Bank’s efficiency ratio of 104.6% was less favorable than the Peer Group’s efficiency ratio of 80.7%. Total loss provisions had a slightly smaller impact on the Bank’s income statement, and as noted above, the current levels of NPAs and/or the reserve coverage ratios for both the Bank and Peer Group will remain as a potential negative factor in future earnings as additional loan loss reserves may be incurred.

Overall, the lower core earnings potential of the Bank will be impacted by the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and the expenses associated with the ESOP and operations as a publicly-traded company. Therefore, RP Financial concluded that this was a moderate downward factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Bank’s net interest income ratios. Other measures of interest rate risk, such as equity and IEA/IBL ratios were less favorable for the Bank compared to the Peer Group thereby indicating a higher dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be more in line with, yet below the Peer Group ratios. The additional proceeds will also enhance the stability of the Bank’s net interest income ratio through the reinvestment of stock proceeds into interest-earning assets. In addition, the Bank’s business plan includes the focus on increasing the sensitivity of the asset base through building the balances of shorter term loans such as commercial real estate loans. On balance, RP Financial concluded that interest rate risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a somewhat larger factor in the Peer Group’s most recent 12 month earnings stream (0.45% of average assets versus 0.40% of average assets for Carroll Community). In terms of future exposure to credit quality related losses, Carroll Community maintained a slightly lower concentration of assets in loans, and lending diversification into higher risk types of loans was also lower for the Bank. The risk weighed assets-to-assets ratio was also lower for the Bank. Credit quality measures on balance were less favorable for the Bank, as Carroll Community reported higher ratios of NPAs and reserve coverage ratios. Taking these factors into consideration, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. The Bank maintained a lower interest rate spread than the Peer Group, which would indicate the level of net interest income ratio going forward. The infusion of stock proceeds will provide Carroll Community with similar growth potential through leverage than currently maintained by the Peer Group. The Bank’s lower operating expense ratio implies greater earnings growth potential and sustainability of earnings during periods when net interest income ratios come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. For the most recent 12 month period, the Bank’s ROE on a reported basis was lower than the Peer Group given the net losses incurred.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

Following the increase in equity that will be realized from the infusion of net stock proceeds into the Bank, Carroll Community’s pro forma ROE on a core earnings basis will be lower than the Peer Group’s ratio. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Carroll Community’s pro forma core earnings strength was considered to be somewhat lower than the Peer Group and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

Carroll Community’s assets increased at an annual rate of 2.2% during the most recent 12 month period, while the Peer Group’s assets decreased by 2.3% over the same time period. The Bank’s asset growth reflected the strategic intention to expand the level of earning assets in an effort to increase interest income and overall profitability. Six of the ten Peer Group companies reported declines in assets, with cash and investments declining and loans reporting modest growth. For Carroll Community loans increased while cash and investments declined. On a pro forma basis, Carroll Community’s tangible equity-to-assets ratio is expected to remain slightly below the Peer Group’s tangible equity-to-assets ratio, indicating a somewhat lower amount of additional leverage capacity for the Bank. On balance, we concluded that a slight downward valuation adjustment was warranted for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local markets served. Carroll Community serves a relatively attractive suburban and rural market area west of the City of Baltimore (Carroll and Howard Counties) through the two office locations in Carroll County. The market area includes suburban housing developments, commercial areas, and rural landscape. The total population of the two county market area was estimated at 457,000 as of the 2010 Census update. The market area economy is relatively well diversified and including residents that commute into Baltimore for employment, or who are employed in the local economy. The economy in the Bank’s operating markets has experienced a downturn in recent periods, although not as severe as the nationwide recession. Although there has been an increase in local unemployment and a decline in home prices, the Bank’s operating markets are supported by the location of the market area in the Baltimore/Washington, DC metropolitan area. Income levels and household wealth is relatively strong in the market area, leading to an attractive demographic and economic client base. The demographic characteristics of the

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Bank’s market areas have also fostered a highly competitive banking environment, in which the Bank competes against other community banks as well as institutions with a regional or national presence.

The Peer Group companies operate in a mix of urban, suburban and rural markets, with five of the Peer Group markets having relatively large population bases in large metropolitan areas. The remaining five Peer Group members are headquartered in counties with relatively small populations that approximate the Bank’s market area population. Thus, the markets served by the Peer Group companies, on average, reflect somewhat higher population bases for potential customers. Since 2000, Carroll County recorded stronger historical population growth than the market areas of the Peer Group companies, on average, and contained notably higher per capita income compared to the Peer Group headquarters counties. The average and median deposit market shares maintained by the Peer Group companies were higher than the Bank’s market share of deposits in Carroll County. Overall, the degree of competition faced by the Peer Group companies was viewed to be similar to that faced by Carroll Community, while the growth potential in the markets served by the Peer Group companies was viewed to be somewhat less favorable. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, December 2010 unemployment rates for all but one of the markets served by the Peer Group companies were higher than the comparable unemployment rate for Carroll County. On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven of the 10 Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.48% to 5.60%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.16% as of February 25, 2011. As of February 25, 2011, 61% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.64%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Table 4.1

Market Area Unemployment Rates

Carroll Community and the Peer Group Companies(1)

	County	Dec. 2010 Unemployment
Carroll Community - MD	Carroll	5.9%
Peer Group Average		8.2%
Athens Bancshares, Inc. – TN	McMinn	11.7
CMS Bancorp, Inc. - of NY	Westchester	6.9
FFD Financial Corp. - OH	Tuscawaras	9.8
First Advantage Bancorp - TN	Montgomery	9.3
GS Financial Corp. - LA	Jefferson	6.4
LSB Financial Corp. - IN	Tippecanoe	7.9
Mayflower Bancorp, Inc. - MA	Plymouth	8.5
OBA Financial Services, Inc. - MD	Montgomery	5.2
River Valley Bancorp - IN	Jefferson	9.5
WVS Financial Corp. - PA	Allegheny	7.1

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

The Bank has not established a definitive dividend policy prior to converting. The Bank will have a moderately lower pro forma equity position in comparison to the Peer Group, and lower pro forma earnings (pending the deployment of conversion proceeds into earning assets). On balance, we concluded that a slight downward valuation adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $13.5 million to $64.6 million as of February 25, 2011, with average and median market values of $28.5 million and $20.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.0 million to 4.6 million, with average and median shares outstanding of 2.3 million and 2.0 million, respectively. The Bank’s stock offering is expected to have a pro forma market value and number of shares outstanding that will be well below the average and median market values indicated for the Peer Group

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

companies. Unlike the Peer Group companies, the Bank’s stock is expected to be quoted on the OTCBB Market following the stock offering, indicating a lower level of liquidity. Overall, we anticipate that the Bank’s public stock will have a less liquid trading market as the Peer Group companies on average and, therefore, concluded that a moderate downward adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Carroll Community (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Maryland. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The Dow Jones Industrial Average (“DJIA”) closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of

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IV.10

Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment

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report for July. Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for the month. Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market. News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain extended the rally into the third week of September, as the DJIA moved to a one month high. Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September. The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity. The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground. Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concern about the debt crisis in Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October

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surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pickup in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. Some favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the word. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. On February 25, 2011, the DJIA closed at 12130.45, an increase of 17.5% from one year ago and an increase of 4.8% year-to-date, and the NASDAQ closed at 2781.05, an increase of 24.3% from one year ago and an increase of 4.8% year-to-date. The Standard & Poor’s 500 Index closed at 1319.88 on February 25, 2011, an increase of 19.5% from one year ago and an increase of 4.9% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed

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the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June. Weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general. Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues. Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks pulled back along with the broader market on weak employment data for July, which raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard

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hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September. Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but then slipped lower going into the second half of September on mixed economic data. The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third quarter. The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain impact of financial reform legislation would have on the earnings of financial institutions and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks continued to underperform the broader stock market. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial

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sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. On February 25, 2011, the SNL Index for all publicly-traded thrifts closed at 598.0, a decrease of 0.4% from one year ago and an increase of 1.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions, seven second-step conversions and one mutual holding company offering have been completed during the past three months. The standard conversion offerings are considered to be more relevant for Carroll Community’s pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 39.4%. On average, the two standard conversion offerings reflected price appreciation of 11.1% after the first week of trading. As of

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.
													Benefit Plans				Initial
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	$522	8.40%	5.10%	123%	$25.5	100%	85%	8.7%	N.A.	N.A.	4.0%	0.0%	0.0%	2.5%	0.00%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	$308	13.59%	3.86%	98%	$25.1	100%	85%	5.5%	N.A.	N.A.	8.0%	4.0%	10.0%	4.2%	0.00%
Averages - Standard Conversions:			$415	11.00%	4.48%	111%	$25.3	100%	85%	7.1%	NA	NA	6.0%	2.0%	5.0%	3.3%	0.00%
Medians - Standard Conversions:			$415	11.00%	4.48%	111%	$25.3	100%	85%	7.1%	NA	NA	6.0%	2.0%	5.0%	3.3%	0.00%
Second Step Conversions
Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	$893	5.67%	3.38%	51%	$17.1	65%	86%	11.5%	N.A.	N.A.	4.0%	4.0%	10.0%	10.8%	0.00%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	$443	12.50%	3.81%	36%	$32.6	60%	105%	8.0%	N.A.	N.A.	4.6%	6.7%	10.0%	1.1%	1.20%
SI Financial Group, Inc., - CT*	1/13/11	SIFI-NASDAQ	$890	9.20%	1.01%	119%	$52.4	62%	100%	3.5%	C	$500K	6.0%	3.1%	7.7%	0.3%	1.50%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	$215	11.16%	0.46%	113%	$13.9	59%	107%	7.2%	N.A.	N.A.	4.0%	3.6%	8.9%	9.1%	0.00%
Capitol Fed. Financial, Inc., - KS*	12/22/10	CFFN-NASDAQ	$8,590	11.17%	0.47%	47%	$1,181.5	71%	85%	4.2%	C	3.4%	4.0%	2.0%	5.0%	0.1%	0.00%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	$193	17.46%	0.06%	488%	$19.5	64%	104%	8.3%	N.A.	N.A.	6.0%	4.0%	10.0%	1.3%	0.00%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	$662	9.42%	1.59%	80%	$65.9	76%	92%	5.7%	N.A.	N.A.	5.0%	2.5%	6.8%	0.2%	0.00%
Averages - Second Step Conversions:			$1,698	10.94%	1.54%	134%	$197.6	65%	97%	6.9%	N.A.	N.A.	4.8%	3.7%	8.3%	3.3%	0.39%
Medians - Second Step Conversions:			$662	11.16%	1.01%	80%	$32.6	64%	100%	7.2%	N.A.	N.A.	4.6%	3.6%	8.9%	1.1%	0.00%
Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	C/S	2%/6%	11.2%	5.6%	14.0%	8.4%	0.00%
Averages - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%
Medians - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%
Averages - All Conversions:			$1,306	11.61%	2.16%	117%	$145.4	69%	98%	7.0%	NA	NA	5.7%	3.5%	8.2%	3.8%	0.27%
Medians - All Conversions:			$482	11.17%	1.72%	89%	$25.3	64%	96%	7.2%	NA	NA	4.8%	3.8%	9.4%	1.9%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
										First		After		After
	Conver.		P/TB	Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker		P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	2/25/11	Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	38.6%	NM	4.7%	-0.1%	12.1%	-0.9%	$10.00	$10.00	0.0%	$10.03	0.3%	$10.45	4.5%	$10.45	4.5%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	40.1%	NM	7.6%	-0.8%	19.0%	-7.0%	$10.00	$12.45	24.5%	$12.24	22.4%	$13.50	35.0%	$13.56	35.6%
Averages - Standard Conversions:			39.4%	NM	6.2%	-0.5%	15.6%	-4.0%	$10.00	$11.23	12.3%	$11.14	11.4%	$11.98	19.8%	$12.01	20.1%
Medians - Standard Conversions:			39.4%	NM	6.2%	-0.5%	15.6%	-4.0%	$10.00	$11.23	12.3%	$11.14	11.4%	$11.98	19.8%	$12.01	20.1%
Second Step Conversions
Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	40.9%	NM	2.9%	-2.7%	7.1%	-37.2%	$10.00	$10.05	0.5%	$10.00	0.0%	$10.37	3.7%	$10.37	3.7%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	67.1%	95.89	11.7%	0.1%	17.4%	0.7%	$10.00	$11.00	10.0%	$10.68	6.8%	$11.19	11.9%	$11.04	10.4%
SI Financial Group, Inc., - CT*	1/13/11	SIFI-NASDAQ	68.5%	35.61	9.0%	0.3%	13.3%	1.9%	$8.00	$9.27	15.9%	$9.03	12.9%	$9.40	17.5%	$9.30	16.3%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	66.3%	10.46	10.5%	1.0%	15.8%	6.3%	$10.00	$12.80	28.0%	$12.85	28.5%	$13.00	30.0%	$12.95	29.5%
Capitol Fed. Financial, Inc., - KS*	12/22/10	CFFN-NASDAQ	83.9%	24.31	17.4%	0.7%	20.7%	3.5%	$10.00	$11.65	16.5%	$11.88	18.8%	$11.60	16.0%	$12.42	24.2%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	61.2%	NM	14.6%	0.0%	23.8%	0.0%	$10.00	$11.50	15.0%	$11.70	17.0%	$12.13	21.3%	$13.20	32.0%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	74.4%	51.44	12.1%	0.2%	16.3%	1.4%	$10.00	$10.25	2.5%	$10.85	8.5%	$12.17	21.7%	$13.12	31.2%
Averages - Second Step Conversions:			66.1%	43.5x	11.2%	0.0%	16.3%	-3.4%	$9.71	$10.93	12.6%	$11.00	13.2%	$11.41	17.4%	$11.77	21.0%
Medians - Second Step Conversions:			67.1%	35.6x	11.7%	0.2%	16.3%	1.4%	$10.00	$11.00	15.0%	$10.85	12.9%	$11.60	17.5%	$12.42	24.2%
Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	57.6%	29.66	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%
Averages - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%
Medians - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%
Averages - All Conversions:			59.9%	41.2x	10.7%	-0.1%	16.7%	-2.8%	$9.80	$11.09	13.2%	$11.12	13.4%	$11.63	18.7%	$11.89	21.2%
Medians - All Conversions:			63.8%	32.6x	11.1%	0.2%	16.9%	1.1%	$10.00	$11.25	15.4%	$11.28	14.9%	$11.87	19.4%	$12.44	24.4%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

February 25, 2011

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IV.17

February 25, 2011, the two recent standard conversion offerings reflected a 20.1% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, six of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 71.37%, based on closing stock prices as of February 25, 2011.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Carroll Community’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Kentucky. As shown in Exhibit IV-4, there were eight Maryland thrift acquisitions completed from the beginning of 2006 through February 25, 2011. There are no pending acquisitions of Maryland thrift institutions at present. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Carroll Community’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Carroll Community’s stock would tend to be less compared to the stocks of the Peer Group companies.

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Table 4.3

Market Pricing Comparatives

Prices As of February 25, 2011

		Market		Per Share Data
		Capitalization		Core	Book
		Price/	Market	12 Month	Value/	Pricing Ratios(3)
Financial Institution		Share(1)	Value	EPS(2) Share		P/E	P/B	P/A	P/TB P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
All Public Companies		$11.30	$321.13	($0.06)	$13.19	18.67x	86.82%	10.56%	95.02%	18.88x
Converted Last 3 Months (no MHC)		$11.68	$310.19	($1.17)	$18.09	27.40x	70.77%	12.23%	71.37%	33.57x
Converted Last 3 Months (no MHC)
ALLB	Alliance Bancorp, Inc. of PA	$11.04	$60.44	$0.10	$14.91	NM	74.04%	12.89%	74.04%	NM
ANCB	Anchor Bancorp of Aberdeen, WA	$10.45	$26.65	($0.24)	$25.92	NM	40.32%	4.89%	40.32%	NM
ACFCD	Atlantic Coast Financial Corp. of GA	$10.37	$27.27	($9.12)	$24.51	NM	42.31%	3.01%	42.38%	NM
CFFN	Capitol Federal Financial Inc. of KS	$12.42	$2,080.28	$0.37	$12.05	NM	103.07%	21.23%	103.07%	33.57x
HBOS	Heritage Financial Group, Inc. of GA	$13.12	$114.29	$0.19	$13.74	NM	95.49%	15.89%	97.62%	NM
HFBL	Home Federal Bancorp Inc. of LA	$13.20	$40.21	$0.17	$16.61	17.60x	79.47%	19.06%	79.47%	NM
SIFI	SI Financial Group, Inc. of CT	$9.30	$98.37	$0.22	$12.07	37.20x	77.05%	10.51%	79.69%	NM
WBKC	Wolverine Bancorp, Inc. of MI	$13.56	$34.01	($1.08)	$24.93	NM	54.39%	10.36%	54.39%	NM

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	TangEq/	NPAs/	Reported		Core
Financial Institution		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$0.21	1.61%	28.29%	$2,705	11.51%	10.83%	4.60%	0.04%	1.39%	-0.03%	1.04%
Converted Last 3 Months (no MHC)		$0.11	0.94%	40.00%	$1,739	16.31%	16.22%	1.90%	-0.22%	2.01%	-0.25%	2.70%
Converted Last 3 Months (no MHC)
ALLB	Alliance Bancorp, Inc. of PA	$0.12	1.09%	NM	$469	17.40%	17.40%	NA	0.12%	0.67%	0.12%	0.67%
ANCB	Anchor Bancorp of Aberdeen, WA	$0.00	0.00%	NM	$544	12.14%	12.14%	NA	-0.11%	NM	-0.11%	NM
ACFCD	Atlantic Coast Financial Corp. of GA	$0.00	0.00%	NM	$907	7.11%	7.10%	NA	-2.03%	NM	-2.65%	NM
CFFN	Capitol Federal Financial Inc. of KS	$0.30	2.42%	NM	$9,798	20.73%	20.73%	NA	0.40%	3.02%	0.71%	5.32%
HBOS	Heritage Financial Group, Inc. of GA	$0.12	0.91%	NM	$719	16.64%	16.34%	NA	-0.19%	-2.64%	0.23%	3.13%
HFBL	Home Federal Bancorp Inc. of LA	$0.24	1.82%	32.00%	$211	23.76%	23.76%	0.05%	1.13%	5.42%	0.26%	1.23%
SIFI	SI Financial Group, Inc. of CT	$0.12	1.29%	48.00%	$936	13.64%	13.25%	NA	0.28%	3.60%	0.25%	3.17%
WBKC	Wolverine Bancorp, Inc. of MI	$0.00	0.00%	NM	$328	19.04%	19.04%	3.75%	-1.33%	NM	-0.82%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, Carroll Community will operate in substantially the same regulatory environment as the Peer Group members – all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4

Valuation Adjustments

Carroll Community Bank

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	Slight Upward
Dividends	Slight Downward
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by other regulatory agencies, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”)

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Bank; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 25, 2011, the pro forma market value of the Bank’s full conversion offering equaled $3,900,000 at the midpoint, equal to 390,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In attempting to apply this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank reported a net loss of $136,000 for the 12 months ended December 31, 2010, which included a tax benefit of $125,000. Carroll Community’s income statement for the latest fiscal year also included non-operating income items, such as gains on the sale of loans ($3,000) and gains on the sale of investments ($229,000). As these non-operating items may or may not recur, particularly gains on sale of investments, we were unable to determine a core earnings base for valuation purposes. In addition, there is a level of uncertainty as to the future need for loan loss provisions. On a core earnings basis, the Bank’s net loss widened to $289,000. Thus, we were unable to utilize the earnings method in the valuation analysis. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

In addition, as shown in Table 4.5, while eight of the Peer Group companies reported positive core earnings over the most recent 12 month period, there were only five meaningful reported or core price/earnings multiples, making any comparison less meaningful.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $3.9 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 45.00% (see Table 4.5). In comparison to the average P/B and P/TB ratios for the Peer Group of 74.34% and 74.43%, the Bank’s ratios reflected a discount of 39.47% on a P/B basis and a discount of 39.54% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 79.75%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 43.57% on a P/B basis and P/TB basis. At the top of the super range, the Bank’s

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IV.22

Table 4.5

Public Market Pricing

Carroll Community Bank of MD and the Peer Group

As of February 25, 2011

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/ Share(1)	Market Value	12 Month EPS(2)	Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity /Assets	Tang. Eq./ Assets		Reported		Core
					P/E	P/B	P/A	P/TB	P/Core							NPAs/ Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Carroll Community Bank of MD
Superrange	$10.00	$5.16	($0.56)	$19.02	NM	52.58%	5.18x	52.58%	NM	0.00%	0.00x	0.00%	$100	9.85%	9.85%	3.12%	-0.14%	-1.43%	-0.29%	-2.97%
Maximum	$10.00	$4.49	($0.65)	$20.51	NM	48.76%	4.53x	48.76%	NM	0.00%	0.00x	0.00%	$99	9.29%	9.29%	3.14%	-0.14%	-1.53%	-0.29%	-3.17%
Midpoint	$10.00	$3.90	($0.75)	$22.22	NM	45.00%	3.96x	45.00%	NM	0.00%	0.00x	0.00%	$98	8.80%	8.80%	3.15%	-0.14%	-1.63%	-0.30%	-3.37%
Minimum	$10.00	$3.32	($0.88)	$24.54	NM	40.75%	3.38x	40.75%	NM	0.00%	0.00x	0.00%	$98	8.30%	8.30%	3.17%	-0.14%	-1.74%	-0.30%	-3.60%
All Non-MHC Public Companies(7)
Averages	$11.83	$365.97	($0.12)	$14.30	18.08x	82.02%	9.72%	90.28%	18.18x	$0.22	1.59%	29.30%	$2,907	11.34%	10.66%	4.49%	0.00%	1.21%	-0.09%	0.88%
Medians	$12.42	$67.75	$0.33	$13.59	17.80x	82.66%	9.10%	86.05%	17.35x	$0.16	1.09%	0.00%	$907	10.50%	9.81%	3.38%	0.34%	3.56%	0.26%	3.15%
All Non-MHC State of MD(7)
Averages	$8.66	$44.62	($0.18)	$11.90	0.00x	67.39%	9.01%	67.49%	0.00x	$0.00	0.00%	0.00%	$585	14.18%	14.17%	1.60%	-0.31%	-2.54%	-0.27%	-2.35%
Medians	$8.81	$44.81	($0.21)	$11.85	0.00x	70.94%	6.41%	71.10%	0.00x	$0.00	0.00%	0.00%	$505	10.74%	10.72%	1.60%	-0.15%	-1.22%	-0.21%	-1.94%
Comparable Group Averages
Averages	$12.33	$28.53	$0.31	$16.83	16.94x	74.34%	9.24%	74.43%	23.77x	$0.27	2.16%	27.79%	$299	12.44%	12.42%	2.47%	0.28%	3.08%	0.18%	1.83%
Medians	$13.51	$20.26	$0.20	$17.77	12.92x	79.75%	6.98%	79.75%	20.49x	$0.20	1.67%	36.92%	$280	9.67%	9.67%	1.48%	0.19%	1.33%	0.17%	1.33%
Peer Group
AFCB Athens Bancshares, Inc. of TN	$13.51	$37.52	$0.13	$18.20	NM	74.23%	13.11%	74.89%	NM	$0.20	1.48%	NM	$286	17.65%	17.53%	NA	0.11%	0.76%	0.13%	0.89%
CMSB CMS Bancorp, Inc. of W. Plains NY	$9.15	$17.05	($0.15)	$11.57	NM	79.08%	6.94%	79.08%	NM	$0.00	0.00%	0.00%	$246	8.78%	8.78%	NA	0.06%	0.70%	-0.12%	-1.31%
FFDF FFD Financial Corp. of Dover OH	$14.75	$14.93	$0.85	$18.34	11.09x	80.43%	7.14%	80.43%	17.35x	$0.68	4.61%	51.13%	$209	8.87%	8.87%	1.48%	0.66%	7.36%	0.42%	4.71%
FABK First Advantage Bancorp of TN	$13.50	$55.46	$0.17	$16.35	NM	82.57%	16.08%	82.57%	NM	$0.20	1.48%	NM	$345	19.48%	19.48%	NA	0.23%	1.13%	0.20%	1.01%
GSLA GS Financial Corp. of LA	$10.70	$13.46	($0.27)	$22.01	33.44x	48.61%	5.10%	48.61%	NM	$0.40	3.74%	NM	$264	10.50%	10.50%	4.82%	0.15%	1.43%	-0.13%	-1.21%
LSBI LSB Fin. Corp. of Lafayette IN	$15.63	$24.29	$0.53	$22.57	18.17x	69.25%	6.31%	69.25%	29.49x	$0.00	0.00%	0.00%	$385	9.12%	9.12%	4.10%	0.36%	3.89%	0.22%	2.39%
MFLR Mayflower Bancorp, Inc. of MA	$8.40	$17.47	$0.41	$10.18	12.92x	82.51%	7.03%	82.51%	20.49x	$0.24	2.86%	36.92%	$249	8.52%	8.52%	NA	0.54%	6.55%	0.34%	4.13%
OBAF OBA Financial Serv. Inc. of MD	$13.95	$64.57	$0.10	$17.41	NM	80.13%	18.23%	80.13%	NM	$0.00	0.00%	NM	$354	22.75%	22.75%	1.09%	-0.08%	-0.45%	0.12%	0.64%
RIVR River Valley Bancorp of IN	$15.01	$22.73	$1.08	$18.13	9.10x	82.79%	5.94%	83.02%	13.90x	$0.84	5.60%	50.91%	$382	8.49%	8.47%	NA	0.64%	8.21%	0.42%	5.38%
WVFC WVS Financial Corp. of PA	$8.65	$17.80	$0.23	$13.56	NM	63.79%	6.52%	63.79%	37.61x	$0.16	1.85%	NM	$273	10.22%	10.22%	0.88%	0.10%	1.22%	0.14%	1.65%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate. (3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

P/B and P/TB ratios both equaled 52.58%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 29.27% and 29.36%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 34.07%, respectively. RP Financial considered the resulting premiums or discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $3.9 million midpoint of the valuation range, the Bank’s value equaled 3.96% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.24%, which implies a discount of 57.14% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.98%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 43.27%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversion offerings were completed during the past three months. In comparison to the 39.4% average closing forma P/TB ratio of the recent standard conversions, the Bank’s P/TB ratio of 45.0% at the midpoint value reflects an implied premium of 14.21%. At the top of the superrange, the Bank’s P/TB ratio of 52.58% reflects an implied premium of 33.45% relative to the recent standard conversions average P/TB ratio at closing. The current average P/TB ratio of the two recent standard conversions that are publicly-traded equaled 47.4%, based on closing stock prices as of February 25, 2011. In comparison to the current average P/TB ratio of the recent publicly-traded standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 4.98% and at the top of the superrange reflects an implied premium of 11.02%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 25, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, equaled $3,900,000 at the midpoint, equal to 390,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $3,315,000 and a maximum value of $4,485,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 331,500 at the minimum and 448,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $5,157,750 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 515,775. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

RP® Financial, LC.

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Branch Office Network

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	CDs by Rate and Maturity

I-14	Borrowings Activity

II-1	Description of Office Facilities

II-2	Historical Interest Rates

II-3	Market Area Demographic/Economic Information

II-4	Market Area Employment by Sector

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Publicly-Traded Institutions – < $400-Million in

Assets, Earnings >-0.50% and < 0.50% of Average Assets

III-3	Peer Group Summary Demographic and Deposit Market Share Data

IV-1	Stock Prices: As of February 25, 2011

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Peer Group Core Earnings Analysis

V-1	Firm Qualifications Statement